Exhibit 10.26

Execution Copy

SHARE PURCHASE AND SALE AGREEMENT

by and among

CHINACACHE INTERNATIONAL HOLDINGS LTD.

JNET HOLDINGS LIMITED

SUNDREAM HOLDINGS LIMITED

SMART ASIA HOLDINGS LIMITED

SHANGHAI JNET TELCOM CO., LTD.

and

CHEN PEIDI

MEI YONGKAI

LU JUN

ZHANG SHIJIE

HAN DANHUA

MEI XIURONG

Dated:  December 20, 2007

i

TABLE OF CONTENTS

(cont’d)

ii

TABLE OF CONTENTS

(cont’d)

		Page

9.6	Governing Law	46
9.7	Counterparts	46
9.8	Headings	46
9.9	Termination of Agreement	46
9.10	Confidentiality	47
9.11	Arbitration	47

SCHEDULE 1 List of Sellers
SCHEDULE 2 Purchase Consideration
EXHIBIT A Disclosure Schedule
EXHIBIT B Existing Control Documents
EXHIBIT C Deed of Adherence
EXHIBIT D Transferred Personnel

iii

SHARE PURCHASE AND SALE AGREEMENT

THIS SHARE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of December 20, 2007 in the People’s Republic of China (the “PRC” or “China”) by and among the following parties:

(1)           CHINACACHE INTERNATIONAL HOLDINGS LTD. (the “Buyer”), a company duly incorporated and existing under the laws of the Cayman Islands whose registered address is at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands;

(2)           JNET HOLDINGS LIMITED  (the “Company”), a company duly incorporated and existing under the laws of the British Virgin Islands whose registered address is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

(3)           Shareholders of the Company listed on Schedule 1 hereto, each a British Virgin Islands corporation (collectively the “Sellers” and individually, a “Seller”);

(4)           SHANGHAI JNET TELCOM CO., LTD.  (“Shanghai JNET”), a limited liability company duly incorporated and existing under the laws of the PRC whose registered address is at Suite 221, No. 728 Guanghua Road, Minhang District, Shanghai;

(5)           CHEN PEIDI  , a PRC citizen whose ID card No. is 330622490421004, MEI YONGKAI , a PRC citizen whose ID card No. is 330622750103001, LU JUN , a PRC citizen whose ID card No. is 310105196909290415, MEI Xiurong , a PRC citizen whose ID card No. is            , ZHANG SHIJIE , a PRC citizen whose ID card No. is            , and HAN DANHUA , a PRC citizen whose ID card No. is             (collectively the “Shareholders” and each, a “Shareholder”).

WHEREAS, as of the date of this Agreement, the Company is authorized to issue an aggregate of 50,000 ordinary shares with a par value of US$1.00 each.  The Sellers are the legal and beneficiary owners of an aggregate of 10,000 ordinary shares of the Company, par value US$1.00 each (the “Company Shares”), which constitute 100% of the issued and outstanding shares of the Company.  The numbers of Company Shares held by each of the Sellers are as set forth on Schedule 1 hereto.

WHEREAS, as of the date of this Agreement, CHEN Peidi is the registered owner of 100% of the equity interests of Shanghai JNET (the “Domestic Interests”).

WHEREAS, Shanghai He Shuo Telecommunication Technology Co., Ltd.  (“Shanghai He Shuo”) is a limited liability company duly incorporated in the PRC.  Mei Yongkai, Lu Jun and Han Danhua collectively own 100% of the equity interests of Shanghai He Shuo. Shanghai Chuan Wang Telecommunication Technology Co., Ltd.  (“Shanghai Chuan Wang”) is a limited liability company duly incorporated in the PRC. Mei Yongkai and Zhang Shijie collectively own 100% of the equity interest of Shanghai Chuan Wang.  Pursuant to this Agreement, Shanghai He Shuo and Shanghai Chuan Wang will transfer certain assets, properties, and the rights and obligations under certain contracts to Shanghai JNET before the Closing (as defined in Section 2.1).  For the purpose of this Agreement, the Company, Shanghai JNET, Shanghai He Shuo and Shanghai Chuan Wang shall be hereinafter collectively referred to as the “Group Companies” and each a “Group Company”.

WHEREAS, the business of the Company and Shanghai JNET shall include the lease of Internet broadband, provision of Internet access services and IDC services and other business as approved by the board of directors of the Company from time to time (the “Principal Business”).

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, subject to the terms and conditions set forth in this Agreement, the total amount of Company Shares owned by the Sellers.

NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained herein, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

1.             PURCHASE AND SALE OF COMPANY SHARES.

1.1          Purchase and Sale of Company Shares.

Subject to the terms and conditions hereof, the Sellers hereby agree to sell, transfer and assign to the Buyer, and the Buyer hereby agrees to purchase and acquire from the Sellers, a total of 10,000 Company Shares, free and clear of all liens, claims and encumbrances of any kind or character whatsoever, with the respective amount of Company Shares to be sold by each Seller as set forth opposite such Seller’s name in Schedule 1.

1.2          Purchase Consideration and Payment Schedule.

1.2.1            In consideration of the sale and transfer of the Company Shares and taking into account the after-tax profits of Shanghai JNET between January 1, 2007 and July 31, 2007 and the forecasted after-tax profits of the Company and Shanghai JNET between August 1, 2007 and December 31, 2007, the Buyer agrees to pay to the Sellers a purchase price in the aggregate amount of US$20,666,667 (the “Purchase Consideration”), provided such amount of Purchase Consideration (as well as the Cash Consideration and Share Consideration set forth in Sections  1.2.2 and 1.2.3) shall be subject to the adjustment set forth in Section 1.2.4.

1.2.2            The Purchase Consideration shall be paid to the Sellers in accordance with the schedule set forth in Section 1.2.3 and in the form of cash and ordinary shares of the Buyer as follows:

(i)        US$6,200,000 accounting for 30% of the Purchase Consideration, shall be paid in the form of ordinary shares of the Buyer with a par value of US$0.0001 each (the “Ordinary Shares”), representing approximately US$1.02952 per share based on the current valuation of the Buyer of US$250,000,000 (the “Share Consideration”);

(ii)       US$14,466,667, accounting for 70% of the Purchase Consideration, shall be paid in cash (the “Cash Consideration”) to the bank accounts designated by the Sellers.

The respective portion of Share Consideration and Cash Consideration to be allocated to each of the Sellers are as set forth in Schedule 2 hereto. Sundream Holdings Limited will obtain 90% of the Purchase Consideration and Smart Asia Holdings Limited will obtain 10% of the Purchase Consideration.

1.2.3            Schedule of Payment

1.2.3.1             Deposit: Within ten (10) business days after the date of execution of this Agreement, the Buyer shall pay to the Sellers a total of US$400,000, as deposit for the transaction described hereunder (the “Deposit”), provided that (A) each of the Sellers shall have provided the bank account detail to the Company for such Deposit within three (3) business days after the date of execution of this Agreement, (B) if the Closing (as defined in Section 2.1) has not occurred within six (6) months from the date of this Agreement (unless otherwise mutually agreed by the Sellers and the Buyer) and such failure of Closing is caused by the default of the Sellers or if the Agreement is terminated before the Closing for any reason stated in Section 9.9.2, then the Sellers shall return to the Buyer an amount equals to two times of the Deposit within ten (10) business days after the expiry date of the six (6) months period; if the Agreement is terminated before the Closing Date for any other reason stated in Section 9.9, the Sellers shall return to the Buyer the full amount of the Deposit; if the Agreement is terminated before the Closing solely due to  the default of the Buyer, the Sellers will not return the Deposit to the Buyer.

1.2.3.2             Closing Payment: after all the conditions set forth in Section 7.1 have been completed to the satisfaction of, or waived by, the Buyer, the Buyer shall pay to the Sellers a total of US$8,266,667 within thirty (30) days after the Closing Date (provided that before payment, the Buyer shall deduct the Deposit from such amount), of which the net of US$5,786,667 (accounting for 40% of the Cash Consideration) minus the Deposit of US$400,000 as paid in process of execution of Section 1.2.3.1 shall be paid in cash by wire transfer of immediately available funds to the accounts designated by the Sellers, and the remaining US$2,480,000 (accounting for 40% of the Share Consideration) shall be paid by issuing a total of 2,408,890 Ordinary Shares to the Sellers, provided that the following pre-conditions (the “Additional Conditions”) shall have been satisfied before the payment of the Share Consideration:

(i)            Each of the Sellers and Shareholders shall have entered into a Deed of Adherence, in the form attached hereto as Exhibit C, with the Buyer and other ancillary documents in relation to the issuance of the Ordinary Shares.  Each Seller shall have delivered to the Buyer an application letter for the allotment of the Ordinary Shares; and

(ii)           Within such thirty (30) day period the Shareholders shall have performed their obligations under Section 5.2(iii) and (iv) on continuous basis.

1.2.3.3             Second Payment: if by April 15, 2008 (or any other time when the Price Adjustment set forth in Section 1.2.4 for the year 2007 has been completed) each of the Additional Conditions has been completed to the satisfaction of, or waived by, the Buyer, then the Buyer shall pay to the Sellers a total of US$4,133,333 within thirty (30) days, of which US$2,893,333 (accounting for 20% of the Cash Consideration) shall be paid by cash by wire transfer of immediately available funds to the accounts designated by the Sellers, and the remaining US$1,240,000 (accounting for 20% of the Share Consideration) shall be paid by issuing a total of 1,204,445 Ordinary Share to the Sellers, provided that each Seller shall execute a Deed of Adherence for the allotment of its share of the Ordinary Shares.  The parties understand that the Second Payment shall be made after the Price Adjustment has been determined in accordance with Section 1.2.4, therefore at the time of payment the amount of Cash Consideration and Share Consideration set forth in this Section 1.2.3.3 may be adjusted.

1.2.3.4             Third Payment: if by April 15, 2009 (or any other time when the Price Adjustment set forth in Section 1.2.4 for the year 2008 has been completed), each of the Additional Conditions has been completed to the satisfaction of, or waived by, the Buyer, then the Buyer shall pay to the Sellers a total of US$4,133,333 within thirty (30) days, of which US$2,893,333 (accounting for 20% of the Cash Consideration) shall be paid by cash by wire transfer of immediately available funds to the accounts designated by the Sellers, and the remaining US$1,240,000 (accounting for 20% of the Share Consideration) shall be paid by issuing a total of 1,204,445 Ordinary Share to the Sellers, provided that each Seller shall execute a Deed of Adherence for the allotment of its share of the Ordinary Shares.  The parties understand that the Third Payment shall be made after the Price Adjustment has been determined in accordance with Section 1.2.4, therefore at the time of payment the amount of Cash Consideration and Share Consideration set forth in this Section 1.2.3.4 may be adjusted.

1.2.3.5             Fourth Payment: if by December 31, 2009 each of the Additional Conditions has been completed to the satisfaction of, or waived by, the Buyer, then the Buyer shall pay to the Sellers a total of US$4,133,334 within thirty (30) days, of which US$2,893,334 (accounting for 20% of the Cash Consideration) shall be paid by cash by wire transfer of immediately available funds to the accounts designated by the Sellers, and the remaining US$1,240,000 (accounting for 20% of the Share Consideration) shall be paid by issuing a total of 1,204,445 Ordinary Share to the Sellers, provided that each Seller shall execute a Deed of Adherence for the allotment of its share of the Ordinary Shares. The parties understand that the Fourth Payment shall be made after the Price Adjustment has been determined in accordance with Section 1.2.4, therefore at the time of payment the amount of Cash Consideration and Share Consideration set forth in this Section 1.2.3.5 may be adjusted.

1.2.4            Adjustment to Purchase Consideration and Payment Schedule

1.2.4.1             Adjustment to Purchase Consideration: The parties acknowledge that the Purchase Consideration set forth in Sections 1.2.1, 1.2.2 and 1.2.3 is calculated based on the sum of (i) the after-tax profits of Shanghai JNET between January 1, 2007 and July 31, 2007 pursuant to the due diligence investigation report issued by the independent auditor engaged by the Buyer, and (ii) the forecasted after-tax profits of the Company and Shanghai JNET between August 1, 2007 and December 31, 2007 mutually accepted by the Buyer, the Sellers and the Company, taking consideration of basic 5 time of PE.  The parties agree that the amount of Purchase Consideration shall be adjusted based on the annual audited after-tax profits of Shanghai JNET for the year 2007 and year 2008 (the “Price Adjustment”), as follows:

(i)            if the annual after-tax profits of Shanghai JNET for the year 2007 (as of December 31, 2007), as calculated based on the audit report issued in accordance with U.S. GAAP (referred to as a sets of Generally Accepted Accounting Principles in the United States) by the independent auditor engaged by the Buyer (the “2007 Profit”), equals to or exceeds RMB 31,000,000, then the amount of Purchase Consideration shall be adjusted to 5.25 times the aforesaid audited 2007 Profit, provided that in no event shall the maximum amount of Purchase Consideration exceed RMB 245,000,000; and

if the 2007 Profit, is less than RMB 31,000,000, then the amount of Purchase Consideration shall be adjusted to 4.75 times the aforesaid audited 2007 Profit, provided that in no event shall the maximum amount of Purchase Consideration exceed RMB 245,000,000; and

(ii)           if the annual after-tax profits of Shanghai JNET for the year 2008 (as of December 31, 2008), as calculated based on the audit report issued in accordance with U.S.GAAP by the independent auditor engaged by the Buyer (the “2008 Profit”), equals to or exceeds RMB 45,000,000, then the amount of Purchase Consideration shall be adjusted to 5.25 times the aforesaid audited 2007 Profit, provided that in no event shall the maximum amount of Purchase Consideration exceed RMB 245,000,000.

if the 2008 Profit, is less than RMB 45,000,000, but larger than the 2007 Profit, then the amount of Purchase Consideration shall be adjusted to 4.75 times the aforesaid audited 2007 Profit, provided that in no event shall the maximum amount of Purchase Consideration exceed RMB 245,000,000.

if the 2008 Profit is less than the 2007 Profit, but larger than amount of 75% of 2007 the Profit, then the amount of Purchase Consideration shall be adjusted to 4.5 times the aforesaid audited 2007 Profit, provided that in no event shall the maximum amount of Purchase Consideration exceed RMB 245,000,000, provided that in no event shall the maximum amount of Purchase Consideration exceed RMB 245,000,000.

(iii)              if the 2007 Profit is higher than RMB 31,000,000 AND the 2008 Profit is higher than RMB 45,000,000, then the amount of Purchase

Consideration shall be equal to 5.25 times aforesaid audited 2007 Profit, provided that in no event shall the maximum amount of Purchase Consideration exceed RMB 245,000,000.

if the 2007 Profit is lower than RMB 31,000,000 OR the 2008 Profit is lower than RMB 45,000,000, then the amount of Purchase Consideration shall be the average amount of the Purchase Consideration calculated based on the 2007 Profit and 2008 Profit, provided that in no event shall the maximum amount of Purchase Consideration exceed RMB 245,000,000.

In any events, if the 2008 Profit is less than amount of 75% of the 2007 Profit, but larger than amount of 50% of 2007 Profit, then the amount of Purchase Consideration shall be adjusted to 3.5 times the aforesaid audited 2007 Profit, provided that in no event shall the maximum amount of Purchase Consideration exceed RMB 245,000,000, provided that in no event shall the maximum amount of Purchase Consideration exceed RMB 245,000,000.

(iv)              The parties further agree that if at any time after the date of this Agreement, Shanghai JNET is required by any competent government authorities to make up tax payment in connection with its revenue, transaction or other business incurred conducted before the Closing Date, such amount of the tax payment shall be deducted from the Cash Consideration and may be offset against the unpaid Cash Consideration.

The Buyer agrees to engage an independent auditor for the auditing work described above within one (1) month following the end of each fiscal year.

1.2.4.2             Deduction: Before an actual payment is made, the Purchase Consideration mentioned in Sections 1.2.1, 1.2.2 and 1.2.4.1 shall be subject to deduction of (i) all dividends and distribution from the distributable profits of Shanghai JNET in 2007 paid to the Sellers and/or the Shareholders before the Closing Date (as defined in Section 2.1), and (ii) all of the loans made by the Shareholders to Shanghai JNET.

1.2.4.3             Foreign Exchange:  The Purchase Consideration, which is calculated based on the after-tax profits of Shanghai JNET in the currency of RMB, shall be converted into US dollar, in a manner permitted by PRC laws, based on an exchange rate between US dollar and RMB equivalent to (i) 1:7.5 for the Closing Payment, and (ii) the exchange rate promulgated by the Bank of China on the 2007 auditing report signing date for the Second Payment and the 2008 auditing report signing date for the Third Payment and Fourth Payment, unless otherwise mutually agreed by the Sellers and the Buyer from time to time.

1.2.4.4             Time and Method of Adjustment:          The Price Adjustment and the adjusted Share Consideration and Cash Consideration of each installment of payment shall be determined by the Buyer and the Sellers within fifteen (15) days after the date of each audit report mentioned in Section 1.2.4.1.  Within fifteen (15) days after the Price Adjustment and the adjusted Share Consideration and Cash Consideration are determined, any amount exceeding the adjusted Cash Consideration previously paid to the Sellers shall be returned to the Buyer or used to off-set the next installment of payment, any Ordinary Shares exceeding the adjusted Share Consideration previously issued to the Sellers shall be repurchased by the Buyer at no additional cost or used to off-set the next installment of payment, and any insufficient Purchase Consideration shall be made up to the Sellers by the Buyer.

1.2.4.5             Material Adverse Effect and Postponement of Payment Schedule

For the purpose of this Agreement, a “Material Adverse Effect” shall mean the material adverse effect or change of the Company and/or Shanghai JNET, which is an occurrence, event or condition that has or would likely cause a long term or significant diminution in the earnings power of the Company or Shanghai JNET or the value of the Principal Business, and any significant change to the assets, properties, business, financial or legal condition, results of operations or prospects of any of the Company or Shanghai JNET that a reasonable financial investor in the Buyer’s position would consider material relative to the investment being made pursuant to this Agreement, taking into consideration the financial purpose for which the investment by the Buyer is being made.  The Material Adverse Effect shall EXCLUDE (i) unforeseeable and unavoidable objective natural disasters (such as earthquakes, typhoons, flood, or war), and (ii) the Material Adverse Effect which is solely attributed to the wrongful conduct of the Buyer.  Only when the Material Adverse Effect occurs before the Closing Date, shall it include any government actions, promulgation of new laws and regulations, and market actions.

If before the Closing Date, there occurs a Material Adverse Effect to the Company and/or Shanghai JNET, any outstanding payment of the Purchase Consideration shall be postponed until the time when such Material Adverse Effect is cured to the satisfaction of the Buyer or any other time mutually agreed by the Buyer and the Sellers.  If a Material Adverse Effect continues without cure for a period of thirty (30) days, the Buyer shall have the right terminate this Agreement, in which case, without limiting other remedies that may be available to the Buyer under the applicable laws, (i) the Buyer shall have no obligation to pay any of the Purchase Consideration, (ii) the Sellers shall pay to the Buyer the full amount of the Deposit, provided that if the Material Adverse Effect is caused by default on the part of the Sellers, Shareholders, Shanghai JNET and/or the Company, then the Sellers shall instead pay to the Buyer an amount equal to two times of the Deposit.

If there occurs a Material Adverse Effect after the Closing Date (provided that a Material Adverse Effect shall be deemed to have occurred if the 2008 Profit falls below 50% of the 2007 Profit), the Buyer shall have the right to terminate this Agreement, and without limiting other remedies that may be available to the Buyer under the applicable laws, (i) the Buyer shall have no obligation to pay any unpaid and outstanding amount of Purchase Consideration; (ii) the Seller shall return to the Buyer all the Cash Consideration and Share Consideration paid to them previously; (iii) the Buyer shall return the Company Shares and the Domestic Interests to the Sellers and/or the Shareholders, as the case may be, and the Buyer and the Seller agree to revert the PRC Restructuring set forth in Section 7.1.5 without any obligation to compensate each other for the cost incurred therefrom.

1.2.4.6             Non-Compete Obligations of the Shareholders:  If before the Fourth Payment and for any time within twenty-four (24) months after the Fourth Payment, a Shareholder is in breach of the non-compete obligations set forth in Section 5.2(iii) and Section

5.5, then, based on the actual situation, the Buyer shall have the right to postpone or cancel any outstanding and unpaid Share Consideration due to the Seller owned by such Shareholder in accordance with Section 1.2.3 and/or require the Seller owned by such Shareholder to return to the Buyer up to all of the Share Consideration previously paid to it for no additional cost.

1.2.4.7             PRC Law Compliance for Share Consideration. Each of the Sellers, Mei Yongkai and Mei Xiurong agrees that before each time the Buyer makes payment of Share Consideration to the Sellers, Mei Yongkai and Mei Xiurong (and other Shareholder who may hold shares in the Buyer from time to time) shall fulfill all approval, registration and filing procedures required under the PRC laws and regulations for their direct holding of shares in the Sellers and indirect holding of Ordinary Shares in the Buyer, including without limitation the requirements of the State Administration of Foreign Exchange (the “SAFE”).  In case that Mei Yongkai or Mei Xiurong (and other Shareholder who may hold shares in the Buyer from time to time) fails to fulfill such approval, registration and filing procedures required under the PRC laws and regulations, the relevant Seller and the Buyer shall discuss the method of payment of the Share Consideration due, and the relevant Share Consideration shall be paid to the Seller in the manner determined by the Buyer in good faith.

2.             CLOSING.

2.1          Closing.

The purchase and sale of the Company Shares (the “Closing”) shall take place in Shanghai or at such other place as the Buyer and the Sellers may mutually agree, on the date when all of the conditions precedent set forth in Section 7.1 have been completed to the satisfaction of the Buyer or waived by the Buyer.  The date on when the Closing occurs is hereinafter referred to as the “Closing Date.”  The Closing Payment shall be made on the date no later than thirty (30) days after the Closing Date.

2.2          Deliveries by Sellers to Buyer.

On or prior to the Closing Date, the Sellers shall deliver, or shall cause to be delivered, to the Buyer the following documents:

2.2.1            a duly signed and issued share certificate representing all of the Company Shares purchased by the Buyer, accompanied by the applicable stock assignment forms duly endorsed by the Sellers, and such other instruments or documents evidencing the sale, assignment, transfer and conveyance of the Company Shares by the Sellers to the Buyer in accordance with the terms hereof as the Buyer may reasonably request;

2.2.2            the original register of members of the Company dated the Closing Date reflecting the Buyer’s sole and legal ownership of the Company Shares, and the original register of directors of the Company dated the Closing Dating indicating the person(s) nominated by the Buyer have been appointed the directors of the Company;

2.2.3            instruments executed by each of the Shareholders and the Sellers releasing all existing or potential claims of any kind (except the claims approved by the Buyer before the Closing) against the Company, Shanghai JNET, and their respective directors, officers, employees, agents and representatives (the “Sellers Releases”) in the form satisfactory to the Buyer;

2.2.4            all original corporate documents of the Company, including without limitation the certificate of incorporation, Memorandum and Articles of Association, minute books, stock transfer records and resolutions of the Company;

2.2.5            all original corporate documents of Shanghai JNET, including without limitation the business license, articles of association, various licenses, permits, certificates and qualifications essential to its Principle Business, and the minute books, equity transfer records, and resolutions of Shanghai JNET;

2.2.6            satisfactory evidence of (1) resignation of the present director and legal representative of Shanghai JNET and (2) appointment of new directors (including the legal representative) designated by the Buyer to Shanghai JNET, effective not later than the Closing Date;

2.2.7            original or certified copies of the board resolutions and shareholders’ resolutions of each Seller, authorizing the execution and delivery of this Agreement and performance of the transactions contemplated hereunder;

2.2.8            original board resolutions and shareholders’ resolutions of the Company and Shanghai JNET, authorizing the execution and delivery of this Agreement and performance of the transactions contemplated hereunder;

2.2.9            a compliance certificate dated as of the Closing Date signed by each Shareholder and a duly authorized representative of the Company, Shanghai JNET and each Seller, certifying that (1) all the representations and warranties made by them this Agreement are true, correct and complete when made, and are true, correct and complete as of the date of the Closing, and (2) there has been no Material Adverse Effect in the business, prospects, operations, properties, assets or financial or legal condition of the Company and Shanghai JNET since date of the Latest Balance Sheet (as defined in Section 3.8);

2.2.10          the original certificate of good standing issued by the Registrar of Companies of the British Virgin Islands dated no earlier than fifteen (15) business days prior to the Closing;

2.2.11          a legal opinion from the Company’s PRC counsel in the form satisfactory to the Buyer;

2.2.12          a legal opinion from the Company’s BVI counsel in the form satisfactory to the Buyer;

2.2.13          the Existing Control Documents described in Section 3.23.5 and New Control Documents described in Section 7.1.5(viii); and

2.2.14          other documents that are necessary to give effect to the conditions set forth under Section 7.1.

3.             REPRESENTATIONS AND WARRANTIES OF SELLERS, SHANGHAI JNET, COMPANY, AND SHAREHOLDERS.

Each of the Company, Shanghai JNET, the Sellers and the Shareholders hereby jointly and severally represents and warrants to the Buyer, with respect to each Group Company and Seller as of the date hereof and the Closing Date as follows, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit A (which disclosure shall be deemed to be representations and warranties to the Buyer):

3.1          Organization, Power and Authority.

3.1.1            Each of the Group Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own and operate its businesses as it is now and at the Closing will be conducted.

3.1.2            Attached as Section 3.1.2(a) of the Disclosure Schedule are the true, complete and accurate copies of the certificate of incorporation and constitutional documents of the Company, as in effect on the date of this Agreement and the Closing Date.  Attached as Section 3.1.2(b) of the Disclosure Schedule are the true, complete and accurate copies of the business license and articles of association of Shanghai JNET, as in effect on the date of this Agreement and the Closing Date.

3.2          Authorization; Validity of Agreement.

All corporate action on the part of the Company, Shanghai JNET and each Seller and their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of the Company, Shanghai JNET and each Seller under, this Agreement and all other agreements and documents to which any of the Company, Shanghai JNET or the Sellers is a party and the execution and delivery of which is contemplated hereunder (the “Ancillary Documents”), and (ii) transfer of all of Company Shares, has been taken or will be taken prior to the Closing.  Each of this Agreement and the Ancillary Documents is a valid and binding obligation of the Company, Shanghai JNET and each Seller and Shareholder enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.3          Capitalization of Company and Shanghai JNET

3.3.1            The authorized capital shares or registered capital (as the case may be) of each of the Company and Shanghai JNET is as set forth on Section 3.3.1 of the Disclosure Schedule.

3.3.2            The outstanding shares of the Company as of the date of this Agreement and capitalization of the Company immediately after the Closing Date are set forth on Section 3.3.1 of the Disclosure Schedule.  All of the outstanding shares of capital stock of Company and the registered capital and capital contributions to Shanghai JNET have been duly authorized, validly issued and fully paid.

3.3.3            Except as contemplated hereunder and those described in Section 3.3.1 of the Disclosure Schedule, there are no outstanding options, subscriptions, warrants, calls, commitments or other rights which obligate Shanghai JNET or the Company to issue, transfer or sell any shares or equity interest of Shanghai JNET  or the Company or any securities convertible into or exercisable for any shares or equity interest of Shanghai JNET or the Company, or otherwise requiring Shanghai JNET or the Company to give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of Shanghai JNET or the Company or any rights to participate in the capital, equity or net income of Shanghai JNET or the Company. There are no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options of the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares.  Except as required under the Company Law of the PRC, the Domestic Interest of Shanghai JNET is not subject to any preemptive rights, rights of first refusal or other rights to purchase the Domestic Interests.

3.3.4            The Company Shares and the Domestic Interests shall (i) be duly authorized, validly issued and not violate any preemptive or similar rights of other shareholders; (ii) be issued in accordance with the Memorandum and Articles of Association of Company or the articles of association of Shanghai JNET, as applicable; (iii) be free from all claims, liens, charges, pledges, mortgages, trust, third party rights and other encumbrances.

3.3.5            There are no shareholders’ agreements, voting trusts or other agreements or understandings between or among present or former shareholders of Shanghai JNET and Company or to which Shanghai JNET or the Company is a party or by which any of them is bound with respect to the transfer or voting of any securities of Shanghai JNET or the Company.

3.4          Subsidiaries and Investments.

Except as set forth on Section 3.4 of the Disclosure Schedule, none of the Group Companies has established any subsidiary or branch office, or owns, directly or indirectly, any capital stock of, or other equity interest in, or have any other investment in, or outstanding loans to, any corporation, partnership or other entity or organization.

3.5          Consents and Compliance.

3.5.1            None of the Group Companies has knowingly conducted any activity in violation of any applicable law, statute, regulation, rule order or restriction of any domestic or foreign government in respect of the conduct of its business or the ownership of its properties.  All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by any of the Group Companies, the Sellers, and the

Shareholders in connection with the execution of this Agreement and the consummation of the transactions contemplated hereunder (including the PRC Restructuring defined in Section 7.1.5) shall have been obtained or made prior to and be effective as of the Closing.

3.5.2            Except as set forth on Section 3.5.2 of the Disclosure Schedule, each of the Company and Shanghai JNET has obtained all permits, licenses, certificates, qualifications and any similar authority necessary for the conduct of its Principal Business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect.  Each of the Company and Shanghai JNET has maintained the validity of, and full complied with, all such permits, licenses, certificates, qualifications and other necessary authority.  Neither the Company or Shanghai JNET is in default under any of such permits, licenses, certificates, qualifications or other similar authority.  There are no fines or penalties asserted against any of the Company or Shanghai JNET under any applicable law, and neither the Company or Shanghai JNET has received any notice from any governmental authorities with respect to any violation of any applicable law or regulation.

3.5.3            Neither the Company nor Shanghai JNET is in violation, breach or default of any term of its respective articles of association or other constitutional documents, or in any material respect of any term or provision of any indenture, contract, agreement or instrument to which the Company or Shanghai JNET (as the case may be) is a party or by which it may be bound, or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company or Shanghai JNET (as the case may be). None of the activities, agreements, commitments or rights of the Company and Shanghai JNET is unauthorized. The execution, delivery and performance of and compliance with this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any violation, breach or default under the articles of association, constitutional documents, indenture, contract, agreement or instrument of the Company and/or Shanghai JNET.

3.6          No Conflict.

The execution, delivery and performance of this Agreement or any Ancillary Document, and the consummation of the transactions contemplated hereby, do not and will not:

(i)            violate any provision of the articles of association, certificate of incorporation, business license, by-laws or other organizational documents of the Company or Shanghai JNET; or

(ii)           conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any of the Company, Shanghai JNET, the Sellers, or the Shareholders under, or a loss of any benefit to which any of the Company, Shanghai JNET, the Sellers, or the Shareholders is entitled under, or trigger any charge or payment or accelerate the maturity date or payment of any money, or result in the creation of any liens, claims or encumbrances upon or with respect to any of the assets of the Company or Shanghai JNET under or pursuant to, any written or oral contract to which any of the Company, Shanghai JNET, Sellers and Shareholders is a party or under or pursuant to any law, judgment, injunction, order, decree or other restriction of any governmental entity to which any of the Company, Shanghai JNET, the Sellers and the Shareholders is subject.

3.7          Title to Shares.

3.7.1            The delivery by the Sellers to the Buyer at the Closing of the certificate representing the Company Shares, duly endorsed in blank or accompanied by stock powers endorsed in blank, will vest the Buyer on the Closing Date with good and marketable title to the Company Shares, free and clear of all liens, claims and encumbrances of any kind or character whatsoever.  The Sellers have the full power, right and authority to vote and transfer The Company Shares.

3.7.2            Except as contemplated under the Existing Control Documents, Chen Peidi has the full power, right and authority to vote and transfer the Domestic Interests.

3.8          Financial Statements.

3.8.1            Schedule 3.8 of the Disclosure Schedule contains the following financial statements of Shanghai JNET (collectively, “JNET Financial Statements”): (1) the unaudited balance sheets (“Latest Balance Sheet”) and income statements for the fiscal year ended December 31, 2006, together with changes in stockholder equity, statements of cash flows and retained earnings for such period, and (2) unaudited balance sheets and income statements as of August 31, 2007, together with changes in stockholder equity, statements of cash flows and retained earnings for such period.  The JNET Financial Statements are true, correct and complete and present fairly the financial condition of Shanghai JNET at the date or dates therein indicated and the results of operations for the period or periods therein specified.  The JNET Financial Statements have been prepared on an accrual basis and were prepared in accordance with generally accepted accounting principles of PRC applied on a consistent basis throughout the periods covered.

3.8.2            The JNET Financial Statements fairly reflect all liabilities or obligations of Shanghai JNET, including all prepaid support and maintenance liabilities, whether the same are accrued, contingent or otherwise, and whether asserted or unasserted, arising out of transactions effected or events occurring on or prior to the respective dates thereof, other than liabilities and obligations that in the aggregate will not have a Material Adverse Effect.

3.8.3            All reserves shown in the Latest Balance Sheet are appropriate, reasonable and sufficient to provide for the losses thereby contemplated.

3.8.4            All accounts receivable and other rights of Shanghai JNET to payments as of the date hereof are valid and genuine, and arise out of bona fide license, sales or other transactions of Shanghai JNET within its scope of business, and all such accounts receivable and other rights to payment are actual and bona fide receivables and rights representing obligations for the total amount thereof shown on the books of Shanghai JNET.  Except as set forth on Section 3.8.4 of the Disclosure Schedule, none of Shanghai JNET, the Company, the Sellers and the Shareholders have any knowledge of any material counterclaim or setoff against any of such accounts receivable and other rights to payment outstanding as of the date hereof.

3.8.5            Except for those assets acquired since the date of the Latest Balance Sheet, all assets and properties used in or necessary for the conduct of the businesses and operations of Shanghai JNET are reflected in the Latest Balance Sheet in a manner and to the extent required by the generally accepted accounting principles of the PRC.

3.8.6            Since the date of the Latest Balance Sheet, neither Shanghai JNET nor the Company has sold, transferred, leased, distributed or otherwise disposed of any of its assets or agreed to do so, except for sale of products and services in the ordinary course of business.

3.8.7            Neither the Company nor Shanghai JNET is liable or obligated in any way to provide funds to or in respect of or to guarantee or assume in any manner, any debt, obligation, liability of, or to contribute to the capital of or make any investment in, any other person, corporation, association, partnership, joint venture, trust or other entity, and none of the Company, Shanghai JNET, the Sellers and the Shareholders knows any basis for the assertion of any other claims, liabilities or obligations of any nature or in any amount that would result in a Material Adverse Effect.  Save as disclosed in Section 3.87 of the Disclosure Schedule, neither the Company nor Shanghai JNET has any continued liabilities, including without limitation indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Company or Shanghai JNET has otherwise become directly or indirectly liable.

3.9          Absence of Certain Changes.

Since the date of the Latest Balance Sheet, the businesses of Shanghai JNET and the Company have been operated in the ordinary course of business consistent with past practice; and there has not been any event or condition which has resulted or would result in a Material Adverse Effect.

3.10        Litigation.

Except as disclosed on Section 3.10 of the Disclosure Schedule, there are no judicial, legal, administrative or arbitration proceedings, suits, actions claims, inquiries or investigations by any court or governmental authority, that are pending or, to the knowledge of Shanghai JNET and the Shareholders, threatened against any of the Group Companies or their business, operations, assets, products or services, or which question the validity or legality of the transactions contemplated hereby.  Neither Sellers nor Shareholders is aware of any basis or ground for any such suit, action, claim, inquiry, investigation or proceeding against any of the Group Companies or their businesses, operations, assets, products or services.  There is no outstanding order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the businesses, operations, assets, conditions, products or services of any of the Group Companies.

3.11        Tangible and Intangible Property Other Than Intellectual Property.

3.11.1          Section 3.11.1 of the Disclosure Schedule sets forth a true, correct, complete list of all real estate properties currently owned by the Group Companies (the “Owned Real Property”), together with descriptions of such Owned Real Property.

3.11.2          Section 3.11.2 of the Disclosure Schedule sets forth a true, correct and complete list of all of the real property properties currently leased or occupied by the Group Companies (“Leased Real Property”), together with descriptions of each such lease.

3.11.3          Section 3.11.3 of the Disclosure Schedule sets forth a true, correct and complete list of (1) all the tangible properties currently owned by the Group Companies, including all computer and office equipment (“Owned Tangible Property”) and (2) all the tangible properties currently leased or occupied by the Group Companies (“Leased Tangible Property”).

3.12        Condition and Adequacy of Tangible Property.

All of the Owned Real Property, Leased Real Property, Owned Tangible Property and Leased Tangible Property are in operable condition and good working order, are adequate and suitable for their intended uses in the ordinary course of business.  The ownership and use by the Group Companies of the Owned Real Property, Leased Real Property, Owned Tangible Property and Leased Tangible Property are in all material respects compliance with all applicable laws, ordinances, regulations and rules.  None of the Sellers, Shanghai JNET, the Company and the Shareholders is aware of any material defects in such Owned Real Property, Leased Real Property, Owned Tangible Property and Leased Tangible Property.

3.13        Intellectual Property.

3.13.1          For the purpose of this Agreement:

(i)            “JNET Intellectual Property” means all Intellectual Property owned by or licensed to any Group Company.

(ii)           “JNET Products” means all the products and services provided by Shanghai JNET and any Group Company.

(iii)          “Copyrights” shall mean all domestic and foreign copyright interests in any original work of authorship fixed in a tangible medium of expression, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor;

(iv)          “Intellectual Property” shall mean and include Patent Rights, Trademark Rights, Copyrights, Inventions, Know-how, Trade Secrets and Internet domain name registrations.

(v)           “Inventions” shall mean and include novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories, formulas, algorithms, processes, schematics, and ideas, whether or not patentable.

(vi)          “Know-How” shall mean scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of Shanghai JNET or the Company.

(vii)         “Patent Rights” shall mean and include all domestic and foreign patents (including without limitation certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefore.

(viii)        “Trade Secrets” shall mean any formula, design, device or compilation, or other information which is used or held for use by the Group Companies, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public.  Trade Secrets can include, by way of example, compounds, formulas, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing of Products.

(ix)           “Trademark Rights” shall mean and include all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, and all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), including the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor, and all designs and logotypes related to such trademarks, in any and all forms, and all trademark registrations and applications for registration related to such trademarks.

3.13.2          Each of the Group Companies possess sufficient and legally enforceable rights (by ownership or license or otherwise) with respect to all Intellectual Property necessary for the conduct its business as currently conducted and for the creation, development, marketing, distribution and licensing and broadcasting of the JNET Products.

3.13.3          To the extent included in JNET Intellectual Property, Section 3.13.3 of the Disclosure Schedule contains a true, complete and correct list (by title, registration number if applicable, jurisdiction and owner) of:

(i)            all Patent Rights of each Group Company, including pending applications;

(ii)           all registered and unregistered Trademark Rights of each Group Company, including pending applications;

(iii)          all registered and unregistered Copyrights of each Group Company, including the Copyrights related to the JNET Products and any pending applications; and

(iv)          all other JNET Intellectual Property of the Group Companies, including without limitation Internet domain names registered by any Group Company and other issuances, registrations, applications and the like with respect to those or any other JNET Intellectual Property.

Each Group Company (i) independently developed and owns, or (ii) has a valid right or license to use all of the JNET Intellectual Property, in each case free and clear of all claims, security interests, liens or other encumbrances.  None of the Company, Shanghai JNET, the Sellers or the Shareholders is aware of any claims, legal proceedings, actions, investigation against any of the JNET Intellectual Property.  All evidence regarding the filings, registrations and government notice in respect of the JNET Intellectual Property have been provided to the Buyer.  None of the Company, Shanghai JNET, the Sellers or the Shareholders is aware of any event that may result in cancellation, termination, expiration or abandonment of any item of the JNET Intellectual Property (except upon expiry of the statute term of a JNET Intellectual Property, including extensions and renewals thereto).

3.13.4          Section 3.13.4 of the Disclosure Schedule contains a true, correct and complete list of:

(i)            all the licenses or sublicenses granted by any Group Company to any third party with respect to any JNET Intellectual Property, and all agreements (written or otherwise) which any of the JNET Intellectual Property is bound by or subject to, or pursuant to which any person has been assigned, licensed, or authorized to use, exercise or exploit (“Use”), or given access to, any of the JNET Intellectual Property;

(ii)           all the licenses or sublicenses granted to any Group Company with respect to the Intellectual Property of any third party, and all agreements (written or otherwise) which any Group Company is bound by or subject to, or pursuant to which any Group Company have been assigned, licensed, or authorized to Use or incurred any obligation, in connection with any third party Intellectual Property that has been or is incorporated or embodied in, or forms all or any part of any previous, current or proposed JNET Product, or the JNET Intellectual Property, including agreements executed by employees and contractors assigning JNET Intellectual Property conceived or developed by them to any Group Company; and

(iii)          all the consulting, service or other agreements (written or otherwise) to which any Group Company is party and under which any of the JNET Intellectual Property or any update version, innovation or alternation thereof shall be transferred or licensed to or jointly owned by any third party.

(iv)          any transfer or assign by or to any Group Company with respect to the ownership of any JNET Intellectual Property.

Except as set forth in Section 3.13.4 of the Disclosure Schedule, none of the Group Companies, the Sellers or the Shareholders has entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of infringement or misappropriation of any Intellectual Property rights or property of any person (“Infringement”) or warranting the lack thereof.

3.13.5          No event or circumstance has occurred or exists that (with or without notice, consent or the lapse of time) could reasonably be expected to result in, and neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in:

(i)            the breach or violation by any of the Group Companies of any license, sublicense or other agreement listed in the Disclosure Schedule; or

(ii)           the loss or expiration of any material right or option by any Group Company (or the gain thereof by any third party) under any such license, sublicense or other agreement.

3.13.6          To the best knowledge of the Company, Shanghai JNET, the Sellers and the Shareholders, there is no unauthorized Use or disclosure, and no Infringement, of any JNET Intellectual Property by any third party, including, without limitation, any employee or former employee or shareholder of any Group Company.  None of the Group Companies has taken, initiated or threatened, any action, suit or proceeding against any third party for any Infringement of any JNET Intellectual Property or for any material breach of any license, sublicense or agreement involving any JNET Intellectual Property.

3.13.7          The Group Companies have taken all reasonable actions to protect and maintain the confidentiality of (1) the JNET Intellectual Property and the JNET Products, including the development, acquisition, utilization, marketing, sale and other disposition thereof, unless such property is otherwise disclosed in published patents, patent applications or registered copyrights in accordance with the applicable laws, and (2) information related to the research and development, business operation, sales channels, marketing strategies, customers, suppliers, technology, database, and financial and accounting matters of the Group Companies which is not currently in the public domain and which is of economic value to the Group Companies (collectively “JNET Confidential Information”).  All use by, and disclosure to, the employees or third parties of the JNET Confidential Information has been made pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations.  None of the Group Companies has disclosed or delivered, or permitted the disclosure or delivery, to any third party, any JNET Confidential Information, except pursuant to the agreements listed in Section 3.13.4.

3.13.8          Each Group Companies owns or has an exclusive prepaid or royalty-free license to all JNET Intellectual Property that is incorporated or embodied in, or that forms part of, any of the JNET Products.  Without limiting the generality of the foregoing:

(i)            No current or former employee, contractor or shareholder of the Sellers, Group Companies, or the Shareholders has any right or interest to or in any such JNET Intellectual Property; and

(ii)           None of the Group Companies has any ongoing or future obligation to pay any license fee, royalty, or other payment to any person with respect to the creation, distribution, modification, marketing, broadcasting or license of any of the JNET Products.

3.13.9          Except as set forth in Section 3.13.9 of the Disclosure Schedule, each current and former employee, contractor and shareholder of the Group Companies has executed and delivered (and to the best knowledge of the Company, Shanghai JNET, the Sellers and the Shareholders, is in compliance with) an agreement which validly assigns to the relevant Group Company all title and rights to the Intellectual Property that is incorporated or embodied in, or that forms part of, the JNET Products.

3.13.10        None of the Company, Shanghai JNET, the Sellers or the Shareholders has received any communication alleging or suggesting that any of them or any of the JNET Intellectual Property or the JNET Products has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or infringing or violating the Intellectual Property rights of other persons or entities, nor does any of Shanghai JNET, the Company, Sellers or the Shareholders has any reason to expect that any such communication will be forthcoming.  To the best knowledge of the Company, Shanghai JNET, the Sellers and the Shareholders, none of the Group Companies, the Sellers and the Shareholders has ever, at any time, infringed, misappropriated, or otherwise violated any Intellectual Property right of any other person or entity, nor, to their best knowledge, is there any basis for a claim that any of the Company, Shanghai JNET, the Sellers or the Shareholders has infringed, misappropriated or otherwise violated any Intellectual Property Right of any other person or entity.

3.13.11        None of the Company, Shanghai JNET, the Sellers or the Shareholders is aware that any of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise that would conflict with the business of the Group Companies or interfere with the use of his or her best efforts to perform his or her duties for the Group Companies.

3.14        Contracts.

3.14.1          All agreements, contracts, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any JNET Products or technology, are listed in Section 3.14.1 of the Disclosure Schedule and have been made available for inspection by the Buyer and its counsel.  For purposes of this Section 3.14, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$10,000 or that extend for more than one year beyond the date of this Agreement, or (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, or (iii) not in the ordinary course of business, (iv) transferring or licensing any JNET Intellectual Property to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software), or (vi) an agreement whose termination would be reasonably likely to have a material adverse effect on the business operation, financial or legal conditions, or development of any Group Company.  For purposes of this Agreement, all of the agreements listed, or required to be listed in Section 3.14.1 of the Disclosure Schedule are collectively herein defined as the “Contracts.”  Such Contracts may include without limitation any cooperation agreements, sales agreements, loan agreements, deeds of trust, mortgages, indentures, security agreements, joint development or joint production contracts, and any contracts or agreements among the Group Companies, the Shareholders or any current or former shareholder, or director of the Group Companies.

3.14.2         Section 3.14.1 of the Disclosure Schedule sets forth a complete and accurate list of all the contracts, agreements, or tasks that have been transferred, or are under the process of being transferred, or will be transferred after the Closing, from Shanghai He Shuo or Shanghai Chuan Wang to Shanghai JNET (the “Transferred Contracts”).

3.14.3          There have been no amendments or modifications made to any material terms of the Contracts and Transferred Contracts, except as set forth in Section 3.14.3 of the Disclosure Schedule.  All of the Contracts and Transferred Contracts are valid, binding, in full force and effect (except to the extent fully performed by the parties thereto), and enforceable against the parties thereto in accordance with their respective terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity. With respect to any Contract and Transferred Contract currently in force, there is no existing default, commitment of breach, or any event which, after notice or lapse of time or both, would constitute a default on the part of any Group Company, or to the best knowledge of the Company, Shanghai JNET, the Sellers and the Shareholders, on the part of any other party thereto.  No defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Company, Shanghai JNET, the Sellers and the Shareholders, are reasonably likely to be asserted by any party thereto against any of the Group Companies, nor has any Group Company waived any rights thereunder.

3.14.4          None of the Group Companies has received any notice from the other parties to a Contract or Transferred Contract informing the intention to exercise the right to terminate such Contract or Transferred Contract, and none of the Company, Shanghai JNET, the Sellers or the Shareholders is aware of any fact that would justify the exercise of such right.  None of the Group Companies currently contemplates, nor do they have any knowledge that any other party to the Contracts and Transferred Contracts currently contemplates, any termination of or any material amendment to any Contract and any Transferred Contract.

3.15        Assets and Title.

3.15.1          The Owned Real Property, Leased Real Property, Owned Personal Property, Leased Personal Property, Contracts, JNET Intellectual Property, and JNET Confidential Information constitute all of the assets and rights of the Group Companies necessary to conduct the business as currently conducted and to create, develop, market, distribute and license the JNET Products.  None of the Shareholders personally owns any assets or rights that are essential to, or otherwise utilized in, the conduct of business of any Group Company or the creation, development, marketing, distribution and licensing of the JNET Products.

3.15.2          Each Group Company has good and marketable title to, or a valid and binding leasehold interest in, the Leased Real Property, Owned Personal Property and the Leased Personal Property, free and clear of all liens, claims and encumbrances.

3.16        Environmental Matters.

3.16.1          Neither the Company nor Shanghai JNET is in violation of any laws, rules or regulations of applicable governmental authorities governing or regulating release or discharge of hazardous materials into the environment, activities that might result in damage to, protection or improvement of the environment, natural resources, wildlife or public or employee health and safety in the jurisdictions in which the Company or Shanghai JNET is located (“Environmental Laws”).

3.16.2          Each of the Company and Shanghai JNET possesses all the necessary permits required under the Environmental Laws in connection with the operation of its business.

3.16.3          Neither the Company nor Shanghai JNET has received any written notice, and none of the Company, Shanghai JNET, the Sellers and the Shareholders has any knowledge of any claims under Environmental Laws against any facilities that may have received hazardous materials generated by the Company or Shanghai JNET.

3.17        Labor and Employment Matters.

3.17.1          Each Group Company has complied in all material aspects with all applicable employment and labor laws.  None of the Group Companies is aware that any officer or key employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee.  Except as set forth in Section 3.17.1 of the Disclosure Schedule, each employee, officer, director and consultant of the Group Companies has duly executed a confidential information and invention assignment agreement and neither Shanghai JNET nor any Shareholder is aware, after reasonable investigation, that any of such employees, officers, directors or consultants are in violation thereof.

3.17.2          None of the Group Companies is a party to any collective bargaining agreements and there are no labor strikes or work stoppages, slowdown or other concerted action by employees of any of the Group Companies now pending or, to the knowledge of Sellers, Shanghai JNET, Company and the Shareholders, threatened against any of the Group Companies.

3.17.3          Section 3.17.3 of the Disclosure Schedule contains a true, accurate and complete list of all the officers and employees of each Group Company as of the date hereof (“JNET’s Employees”) and all officers and employees of Shanghai JNET immediately after the Closing.

3.17.4          Section 3.17.4 of the Disclosure Schedule sets forth the terms and conditions of the sample employment contract entered into between Shanghai JNET and each of its employees.  All of such employment contracts are valid, binding and enforceable as at the Closing Date.

3.17.5          Except as set forth in Section 3.17.5 of the Disclosure Schedule, no Shareholder nor any officer or director of a Group Company or any affiliate of any such person has any agreement, understanding, transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No officer or director of a Group Company has any direct or indirect ownership interest in any firm or corporation with which a Group Company or Shareholder is affiliated or with which a Group Company or Shareholder has a business relationship, or any firm or corporation that competes with a Group Company. No Shareholder or any officer or director of a Group Company is directly or indirectly interested in any Contract with a Group Company. No Shareholder nor any officer or director of a Group Company or any affiliate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company or any Shareholder is a party or by which it may be bound or affected.  There is no agreement among any Shareholder and any other person with respect to the ownership or control of any Group Company.

3.17.6          There is no legal proceeding, action, unfair labor practice complaint or claim of discrimination or sexual harassment brought against any of the Group Companies during the last three years before any government authority.

3.17.7          None of the Group Companies is involved in any dispute with any of its employees or any trade union or association.

3.17.8          None of the Group Companies is bound or accustomed to pay any moneys to any of its employees other than the salary, remuneration or benefit provided under the relevant employment contracts, the Employee Plans and the Benefit Arrangements.

3.17.9          None of the Group Companies has received any notice of resignation from any of the employees since the date hereof.

3.17.10        All medical insurance, work-related injury insurance, unemployment insurance, child-birth insurance, public accumulation funds for housing, retirement scheme, pension or other retirement or death, disability benefits that are required by laws in the PRC or elsewhere to be kept for any present or former officers or employees have been duly performed and complied with in all respects.

3.18        Employee Benefits.

3.18.1          Section 3.18.1 of the Disclosure Schedule contains a true and complete list of:

3.18.1.1       material “employee benefit plans” (each, an “Employee Plan”), pursuant to which any Group Company may have:

(i)        any liability in respect of its current or former employees, agents, directors or independent contractors; or

(ii)       any obligation to issue capital shares or equity of the any Group Company; and

3.18.1.2       each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, profit sharing, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance, post-retirement, insurance, supplemental unemployment benefits, vacation benefits or annual or monthly leave, other forms of incentive compensation or other employee benefits, or compensation to or for any current or former employees, agents, directors or independent contractors or any beneficiaries or dependents of such person (other than directors’ and officers’ liability policies), whether or not insured or funded;

(i)        pursuant to which any Group Company would have any liability in excess of US$10,000; or

(ii)       constituting an employment or severance agreement with any employee, officer or director of any Group Company (each, a “Benefit Arrangement”).

3.18.2          Each Employee Plan is implemented in compliance with its terms and the requirements of any applicable laws, and is fully funded.

3.18.3          Each of the Group Companies has performed and complied with all Benefit Arrangements in all material respects.

3.18.4          Shanghai JNET and the Company have furnished to the Buyer true and correct copies of the Employee Plans and Employment Arrangements.

3.18.5          There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the best knowledge of the Company, Shanghai JNET, the Sellers and the Shareholders, threatened, with respect to any Employee Plan or Benefit Arrangement.

3.18.6          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or payment of, or materially increase the amount or value of, any payment or benefit to any employee, officer or director of Shanghai JNET or any Company.

3.19        Absence of Corrupt Practices.

Neither the Group Companies nor any of their respective officers, employees, directors, representatives or agents has within the past three years knowingly offered, promised, authorized or made, directly or indirectly, any unlawful payments to any government official, including any official of any entity owned or controlled by a government, with the intent or purpose of:

(i)            influencing any act or decision of such official in his official capacity;

(ii)           inducing such official to do or omit to do any act in violation of the lawful duty of such official; or

(iii)          inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality;

in order to assist any Group Company in obtaining or retaining business for or with, or directing business to, any person.

3.20        Taxes.

3.20.1          For purposes of this Agreement:

(i)        “Tax” or “Taxes” means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, asset, property, severance, documentary, stamp, excise and other taxes, duties and similar governmental charges or assessments imposed by or on behalf of the PRC, or any state or local or other foreign, state or local governmental authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment; and

(ii)       “Tax Return” means any return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

3.20.2          Except as set forth in Section 3.20.2 of the Disclosure Schedule, all Tax Returns required to be filed on or before the Closing Date by or on behalf of, or in which is required to be reported the income or other items of, the Company and Shanghai JNET have been or will be filed within the time prescribed by law (including extensions of time permitted by law).  Such Tax Returns are or will be accurate, correct, and complete in all material respects.

3.20.3          Except as set forth in Section 3.20.3 of the Disclosure Schedule, the Company and Shanghai JNET have paid, or will pay within the time prescribed by law, all Taxes of that are due on or before the Closing Date (including, but not limited to, Taxes shown to be due on the Tax Returns described in the preceding paragraph), except those Taxes that are being disputed in good faith.

3.20.4          There are no liens, claims or encumbrances of any kind whatsoever for Taxes, other than Taxes not yet due and payable, upon any of the properties or assets of the Company and Shanghai JNET.

3.20.5          Except as set forth in Section 3.20.5 of the Disclosure Schedule, all Taxes required to be withheld, collected or deposited by the Company and Shanghai JNET (including, but not limited to, amounts required to be withheld, collected or deposited with respect to amounts paid or owing to any employee, creditor, independent contractor or other person) as of dates through and including the Closing Date have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority.

3.20.6          Except as set forth in Section 3.20.6 of the Disclosure Schedule, no claim has been made against any of the Company and Shanghai JNET by any tax authority in any jurisdiction where that company did not file payroll, unemployment, social security or social insurance, or similar Tax Returns or did not pay payroll, unemployment, social security or social insurance, or similar Taxes, to the effect that such company is or may be subject to payroll, unemployment, social security or social insurance, or similar Taxes by that jurisdiction.

3.21        Representations of the Sellers and the Shareholders.

3.21.1          Each of the Sellers and the Shareholders who receive Ordinary Shares under this Agreement (collectively, “Purchasers”) hereby acknowledges and understands that the shares of the Buyer’s Ordinary Shares to be received under this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any securities acts of any other state or country (“Other Acts”), that the shares of the Buyer’s Ordinary Share to be received under this Agreement are being issued in reliance upon one or more exemptions from registration contained in the Securities Act and the Other Acts, and that the Buyer’s reliance on such exemptions is based in part upon the representations made by the Purchasers in this Agreement.

3.21.2          Each of the Purchasers hereby represents to the Buyer that such Purchaser is acquiring the Buyer’s Ordinary Shares solely for the Purchaser’s own account and not for offer or sale in connection with, the unregistered “distribution” of all or any part of the Buyer’s Ordinary Shares within the meaning of the Securities Act.  Each of the Purchasers acknowledges and agrees that the issuance of the Buyer’s Ordinary Shares has not been reviewed or approved by the Securities and Exchange Commission or any other governmental agency or department.

3.21.3          Each of the Purchasers is aware of the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”), which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for such shares and the availability of certain current public information about the issuer of such shares.  Each of the Purchasers hereby acknowledges that the provisions of Rule 144 are not now available for the public resale of the Buyer’s Ordinary Shares and that such Purchaser has no right to require the Buyer’s Ordinary Shares be registered under the Securities Act.

3.21.4          Each of the Purchasers hereby represents to the Buyer that such Purchaser is a resident of the country set forth on Section 3.22.4 of the Disclosure Schedule and a non-U.S. person.  Each Purchaser represents that such Purchaser is able to bear the economic risk with respect to the Buyer’s Ordinary Shares.

3.21.5          Each Purchaser acknowledges that such Purchaser had given access to all information which are necessary or advisable for such Purchaser to make an informed decision concerning the acquisition of the Buyer’s Ordinary Share.  Each Purchaser is receiving the Buyer’s Ordinary Share based solely on such Purchaser’s investigation of, and satisfaction with, the Buyer’s current and anticipated financial condition and assets.  Each Purchaser confirms that the Purchaser and Purchaser’s representatives and advisors have been given the opportunity to inquire against the Buyer or the persons acting on behalf of the Buyer concerning the business and prospects of the Buyer.

3.21.6          Each Purchaser understands that it must not, and agrees that such Purchaser will not, sell, transfer, assign, encumber or otherwise dispose of the Buyer’s Ordinary Shares or any interest therein, unless prior thereto such Purchaser has delivered to Buyer, and Buyer has accepted as satisfactory, an opinion of competent counsel to the effect that such proposed sale, transfer, assignment, encumbrance or disposition will not constitute or result in any violation of the Securities Act and the Other Acts, or any other applicable statute relating to the disposition of securities.

3.21.7          Each Purchaser will at any time and from time to time, promptly execute and deliver all further amendments, modifications, agreements, instruments and documents and take all further action that the Buyer may request in order to effect the agreements and acknowledgments set forth in this Section 3.21.

3.22        Disclosure of Information.

The Company, Shanghai JNET, the Sellers and the Shareholders have provided the Buyer with all information relating to the JNET Products, JNET Intellectual Property and the business, operations, assets and liabilities of the Group Companies that are necessary for the Buyer to decide to consummate the transactions contemplated hereunder. All such information has been prepared by the Group Companies and the Shareholders in good faith and in a diligent and professional manner.  No representation or warranty by the Company, Shanghai JNET, the Sellers and the Shareholders in this Agreement and no information or materials provided by them to the Buyer in connection with the negotiation or execution of this Agreement contains any untrue statement of a material fact, or omits to state any material fact (i) required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading or (ii) which would affect the Buyer’s investment decision.

3.23        Other Representations and Warranties Relating to Shanghai JNET.

Except for those set forth in Section 3.23 of the Disclosure Schedule:

3.23.1          The constitutional documents and certificates of Shanghai JNET are valid and have been duly approved or issued by, or filed with (as applicable) the competent authorities of the PRC.

3.23.2          All approvals, permits, filings and registrations by or with the relevant government authorities in respect of Shanghai JNET and the conduct of its business operations have been duly obtained in accordance with the applicable laws and regulations of the PRC and the local rules, regulations and decrees of Shanghai.

3.23.3          As of the date of this Agreement, Chen Peidi owns and controls 100% of the equity interest of Shanghai JNET, free of any liens, pledges, claims, charges, encumbrances and third party rights.  Chen Peidi has the full power, authorization and capacity to transfer the Domestic Interests pursuant to the PRC Restructuring.

3.23.4          As of the date hereof, the registered capital of Shanghai JNET has been paid in full in accordance with the schedule set forth in its articles of association.

3.23.5         Each of the contracts, agreements and documents listed on Exhibit D hereto (the “Existing Control Documents”) has been duly executed and delivered by the parties thereto.  The execution and deliver of the Existing Control Documents, and the consummation of the transactions contemplated therein, do not (i) result in any violation of the articles of association, business license or other constitutive documents of the Company and Shanghai JNET, or (ii) conflict with or constitute a breach of any Contract or Transferred Contract.  Each of the Existing Control Documents is a valid and binding obligation of the Company and Shanghai JNET and Chen Peidi, enforceable in accordance with its terms.

3.23.6          Except for those contemplated under the Existing Control Documents and New Control Documents (as defined in Section 7.1.5(viii)), there are no outstanding rights, or commitments made by Shanghai JNET to sell any of its equity interest, and none of the outstanding equity interest in Shanghai JNET is subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

3.23.7          Except for the transaction contemplated hereunder and under the Existing Control Documents and New Control Documents, there are no outstanding commitments made by Shanghai JNET to sell any of its assets, properties, JNET Intellectual Property or business to any third party.

3.23.8          At present there is no (i) action, suit, proceeding, claim, arbitration or investigation pending against Shanghai JNET, any of the assets or properties of Shanghai JNET, or any of the business being conducted by Shanghai JNET, or (ii) creation of any third party rights on any assets or properties of Shanghai JNET (i.e. JNET Intellectual Property), or (iii) any material change in the liabilities, management, marketing strategy or financial condition of Shanghai JNET, that is likely to result, individually or in the aggregate, in any conflict with the transactions contemplated hereunder, including without limitation the PRC Restructuring (as defined in Section 7.1.5).

3.23.9          The use, distribution, licensing, sale, or disposal of any asset or property of Shanghai JNET does not infringe, misappropriate or violate any rights of any other party.

3.23.10        Shanghai JNET is not in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

3.23.11        Shanghai JNET has been conducting its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent authorities of the jurisdiction of its incorporation.

3.24        Other Representations and Warranties Relating to the Shareholders

Except for those set forth in Section 3.24 of the Disclosure Schedule,

3.24.1          None of the Shareholders presently owns or controls, and will as of the Closing own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except for the equity interest in the relevant Group Companies and the Sellers.

3.24.2          None of the Shareholders presently and will as of the Closing own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, senior management, partner, lender, investor or representative in connection with, any business or corporation, partnership, or organization which competes with any Group Company or with which a Group Company has a business relationship.

3.24.3          There is no action, suit, proceeding, claim, arbitration or investigation pending against any of the Shareholders in connection with his or her involvement with any Group Company.  No Shareholder is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no action, suit, proceeding, claim, arbitration or investigation which a Shareholder intends to initiate in connection with his or her involvement with the Group Companies.

3.24.4          Each of the Shareholders has complied with all PRC laws and other applicable laws and decrees in connection with his or her ownership or control of equity securities in the relevant Seller, if applicable.

3.25        Other Representations and Warranties Relating to the PRC Restructuring

Except for those set forth in Section 3.25 of the Disclosure Schedule, to the best knowledge of Shanghai JNET and the Shareholders (after due investigation),

3.25.1          each of Shanghai He Shuo and Shanghai Chuan Wang has the legal, valid and full title to all the tangible and intangible assets (including without limitation the JNET Intellectual Property) currently owned and used by it that are essential to the conduct of the Principal Business (collectively the “Transferred Assets”), free and clear of any mortgages, pledges, liens, encumbrances, security interest or charges of any kind.

3.25.2          each of Shanghai He Shuo and Shanghai Chuan Wang has the full power, capacity and authority, and has duly obtained all valid and lawful authorizations, approvals, registrations and permits, necessary for it to own, sell, license, use and operate the Transferred Assets.  Each of Shanghai He Shuo and Shanghai Chuan Wang has the full power, authorization and capacity to transfer the Transferred Assets to Shanghai JNET before the Closing pursuant to the PRC Restructuring.  The use, distribution, licensing, sale, or disposal of any of the Transferred Assets does not infringe, misappropriate or violate any rights of any other party. No license to use or the right to acquire the Transferred Assets has ever been granted to any third party, except as contemplated herein.

3.25.3          with respect to the Transferred Contracts, there has been no threat or claim of default or violation of any obligations thereunder by any signing party thereto.

3.25.4          Exhibit D sets forth a complete list of all the employees who are essential to the Principal Business and who will terminate employment relationship with Shanghai He Shuo or Shanghai Chuan Wang and enter into employment contracts with Shanghai JNET upon the Closing (the “Transferred Personnel”).  There is currently no judicial, legal, administrative or arbitration proceedings, suits, actions claims, inquiries or investigations by any court or governmental authority pending (or, to the best knowledge of Shanghai JNET and the Shareholders, currently threatened) against any of Shanghai He Shuo or Shanghai Chuan Wang in connection with such Transferred Personnel’s employment relationship with, or action taken on behalf of the Shanghai He Shuo or Shanghai Chuan Wang. None of the Transferred Personnel has any dispute with, or claim against, Shanghai He Shuo or Shanghai Chuan Wang or intends to initiate legal, administrative or arbitration proceedings against Shanghai He Shuo or Shanghai Chuan Wang.

4.             REPRESENTATIONS AND WARRANTIES OF THE BUYER.

Buyer hereby represents and warrants as follows:

4.1          Corporate Existence and Good Standing.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, operate and to carry on its business as currently conducted.

4.2          Authorization; Validity of Agreement.

The execution, delivery and performance by the Buyer of this Agreement and each of the other agreements and instruments contemplated hereby to which Buyer is a party have been duly authorized and approved by the board of directors of Buyer.  This Agreement and each of the other agreements and instruments contemplated hereby to which the Buyer is or is contemplated to be a party have been or will have been duly executed and delivered by the Buyer and are or will be the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3          Purchase Consideration.

When issued and delivered to the Sellers at the Closing, the Buyer’s Ordinary Shares issued as Purchase Consideration will be duly and validly authorized, fully paid, and non-assessable.

5.                                      COVENANTS AND UNDERTAKINGS

5.1                               Compliance by the Company, Shanghai JNET and the Shareholders

5.1.1                                    Before the Closing Date, the Company shall, and the Shareholders shall cause the Company to, fully comply with all applicable laws, regulations, rules and decrees of the British Virgin Islands and all requirements of the competent government authorities with respect to its conducting of business and performing of obligations hereunder, on a continuing basis.

5.1.2                                    Before the Closing, Shanghai JNET shall, and the Shareholders shall cause Shanghai JNET to, fully comply with all applicable laws, regulations, rules and decrees of the PRC and all requirements of the competent PRC government authorities with respect to its conducting of business and performing of obligations hereunder, on a continuing basis.

5.1.3                                    Each of the Shareholders shall, at his or her own expense, fully comply with all applicable laws, regulations, rules, and decrees of the PRC as well as all requirements under the notices, circulars and legal documents issued by any PRC governmental authorities from time to time with respect to his or her indirect holding of Ordinary Shares of the Buyer, where applicable, on a continuing basis.

5.2                               PRC Restructuring and Financial Achievements.

The Shareholders jointly and severally undertake and covenant that, commencing from the date hereof, they shall:

(i)                         cause Shanghai He Shuo and Shanghai Chuan Wang to fulfill all procedures, and obtain all approvals, permits, registration and filing, as required under the applicable PRC laws and regulations, for the (i) transfer and assign of the Transferred Assets to Shanghai JNET, and (ii) termination of employment relationship with each of the Transferred Personnel, who will subsequently enter into employment agreements with Shanghai JNET;

(ii)                      cooperate with all the existing business partners, suppliers, customers of Shanghai He Shuo and Shanghai Chuan Wang in order to transfer all the rights and obligations under the Transferred Contracts to Shanghai JNET;

The Shareholders and the Group Companies shall in good faith draw up a complete and accurate list of all the revenue and income generated from, and all payment made pursuant to, each of the Transferred Contracts and the Contracts; the Shareholders shall not conceal, transfer or use any of such revenue and income without the prior written consent of the Buyer; any operation cost of a Group Company shall be paid under the name of such Group Company, and shall not be paid in the name of any Shareholder;

(iii)                   obtain and secure the supplies, resources, customers, cooperation projects, partnership relationship, marketing and business opportunities for the JNET Products and on-going Principal Business of Shanghai JNET, and provide such supplies, resources, customers, cooperation projects, partnership relationship, marketing and business opportunities only to Shanghai JNET, so as to ensure the profits and sound financial condition of Shanghai JNET; and

(iv)                              cause and assist Shanghai JNET to carry out the business, activities and undertakings as approved by or in accordance with the instruction of the Buyer and make best efforts to ensure the optimal level of revenue and profits of Shanghai JNET.

5.3                               Termination of Shanghai He Shuo and Shanghai Chuan Wang.

The Shareholders jointly and severally covenant that within two (2) months after the Closing Date, they shall pass resolutions approving the termination and liquidation of Shanghai He Shuo and Shanghai Chuan Wang, and cause Shanghai He Shuo and Shanghai Chuan Wang to complete all procedures and obtain all approvals, permits, registration and filings as required under PRC laws for the same.

5.4                               No Material Adverse Effect.

Until and after the completion of the Fourth Payment, the Shareholders, in the capacity as the officers of the Company and Shanghai JNET, shall take all necessary actions to ensure that no Material Adverse Effect shall have occurred in the business, prospects, operations, properties, assets or financial or legal conditions of the Company and Shanghai JNET.

5.5                               Covenants Not to Compete.

5.5.1                                    Each of the Shareholders undertakes and covenants to the Company and the Buyer that he/she shall devote his/her substantial business time, energy, skill and efforts to furthering the Principal Business of the Company and Shanghai JNET or other business of the Buyer as approved by the Buyer and shall not, without the prior written consent of the Buyer, either on his/her own account or through any of his/her affiliates, or in conjunction with or on behalf of any other person, carry out or be engaged or interested directly or indirectly whether as shareholder, director, employee, partner, agent in any business other than the JNET Products and the Principal Business of the Company and Shanghai JNET and other business of the Buyer as approved by the Buyer.

5.5.2                                    Each of the Shareholders undertakes to the Company and the Buyer that commencing from the date of this Agreement for the later of a period of twenty four (24) months after he/she ceases to (x) be employed by the Company or Shanghai JNET or (y) hold the Ordinary Shares of the Buyer, he/she will not, without the prior written consent of the Buyer, either on his/her own account or through any of his/her affiliates, or in conjunction with or on behalf of any other person: (i) invest or be engaged or interested directly or indirectly in any other corporate or entity which carries out any business that is the similar to, or in direct competition with, the Principal Business of Shanghai JNET or any business of the Buyer, or otherwise carry out any such business; (ii) act as the shareholder, director, employee, partner, agent or representative of any entity described in subsection (i) above; (iii) solicit or entice away or attempt to solicit or entice away from the Buyer, any affiliate of the Buyer, the Company, Shanghai JNET, any person, firm, company or organization who is a customer, client, supplier, business partner, contractor, representative, agent or correspondent of the Buyer, such affiliate of the Buyer, the Company or Shanghai JNET.

5.5.3                                    Shanghai JNET shall not engage in any business or activity that are not approved by the board of directors of the Buyer.

5.5.4                                    Each of the Shareholders shall, and cause employees of Shanghai JNET, keep and maintain the confidentiality of all JNET Confidential Information and comply with the Confidentiality, Non-Compete, Intellectual Property Assignment Agreement to be entered into upon the Closing.

5.6                               Licenses and Certificates.

The Shareholders jointly and severally undertake to the Company, Shanghai JNET and the Buyer that as soon as practicable and in any event no later than the sixtieth (60th) day after the Closing Date, they shall assist Shanghai JNET in applying for and securing all licenses, permits and certificates as required under the applicable PRC laws and regulations in connection with all aspects of the Principal Business, including without limitation the licenses and certificates for carrying out the lease of broadband and the IDC business.

5.7                               Information Access for Due Diligence.

Commencing from the date hereof, Shanghai JNET and the Shareholders shall allow the Buyer and its independent auditors, legal counsels, financial advisors and the representatives (collectively, “Buyer Representatives”) (1) full access to the Contracts, Transferred Contracts, accounts, books, records, financial statements, corporate documents, database, the Transferred Assets, properties and assets (including without limitation the JNET Intellectual Properties) of the Group Companies, and (2) the right to discuss the business, operations and the legal and financial conditions of the Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers.  In addition, Shanghai JNET and the Company shall provide the Buyer and the Buyer Representatives with copies of all notices, reports or other documents filed or sent to any governmental authority by Shanghai JNET and the Company in connection with the transactions contemplated by this Agreement.

5.8                               Actions Pending Closing.

Prior to the Closing, unless otherwise permitted or required by this Agreement or with the prior written consent of the Buyer, each of Shanghai JNET and the Company shall, and the Shareholders shall cause each of Shanghai JNET and the Company to:

(i)                                                 operate its business only in the ordinary course and not introduce any new business lines or business development or incur any obligation or liability, absolute or contingent, other than those incurred in the ordinary course of the businesses consistent with past practices;

(ii)                                              use its best efforts, consistent with the manner in which its business is currently being conducted, to preserve its assets and businesses intact, to retain its present customers, suppliers and business partners, and to cause the consummation of the transactions contemplated by this Agreement in accordance with its terms and conditions;

(iii)                                           not take any action that could result in a Material Adverse Effect to any of the Group Companies, or take or fail to take any action that would cause or permit any of the representations and the warranties in Section 3 of in this Agreement be inaccurate or misleading in any material respect at the time of the Closing;

(iv)                                          not incur or assume any debt, obligation, or liability in excess of US$10,000 individually or US$25,000 in the aggregate, except for those made during the ordinary course of business consistent with past practices;

(v)                                             not sell, transfer, pledge, mortgage, create any third party right on, or otherwise dispose of any of its assets, Transferred Assets and JNET Intellectual Property, or otherwise subject any of its assets, Transferred Assets and JNET Intellectual Property to any lien, lease, security interest or other charge or encumbrance;

(vi)                                          not alter, terminate or assign any JNET Products;

(vii)                                       not make distributions to the Shareholders;

(viii)                                    not provide any loan; not guarantee any indebtedness for borrowed money;

(ix)                                            not write up, write down or write off the carrying value of any of its assets (including the Transferred Assets);

(x)                                               not change its principle of accounting;

(xi)                                            not waive any valuable right or any material debt;

(xii)                                         not enter into, terminate or agree to any modifications or amendments to any Contract and any Transferred Contract;

(xiii)                                      not make any material increase or decrease in any salary or compensation of, or grant additional benefit to, any officer, employee or agent;

(xiv)                                     not make any payments to any shareholders or other affiliates, or advance to any person or entity;

(xv)                                        not establish any subsidiary or branch office, or acquire any equity interest or security of any corporation, partnership, joint venture, or other entity;

(xvi)                                     not redeem, purchase, or otherwise acquire, or sell, grant, or otherwise dispose of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock of securities, or agree to change terms or conditions of any such capital stock, securities or rights;

(xvii)                                  not declare, pay or set aside for payment any dividend or distribution with respect to its capital stock;

(xviii)                               not enter into any plan for the liquidation, dissolution or winding up of Shanghai JNET or the Company;

(xix)                                       not enter into any agreement or plan for the acquisition, merger, consolidation, reorganization, share exchange, recapitalization;

(xx)                                          not amend the articles of association or other corporate documents, not amend or terminate any of the Existing Control Documents;

(xxi)                                       not take any action or omit to take any action that would render any licenses, certificates or permits currently possessed by Shanghai JNET invalid or revoked, or violate any requirements of such licenses, certificates or permits;

(xxii)                                    not enter into any commitment or transaction that is material to this Agreement or the transactions contemplated hereby, except for the transactions contemplated hereby.

5.9                               Notice of Material Changes.

If at any time before the Closing, the Company, Shanghai JNET and any Shareholder comes to know of any material fact or event which:

(i)                                     is in any way materially inconsistent with any of the representations and warranties given by them under Section 3 of this Agreement, and/or

(ii)                                  suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(iii)                               would have a Material Adverse Effect on the assets, liabilities, business, operations or condition (financial or otherwise) of Shanghai JNET or the Company, or on the JNET Intellectual Property or JNET i Products, and/or

(iv)                              might affect the willingness of a prudent investor to purchase the Company Shares or the amount of consideration which such investor would be prepared to pay for the Company Shares, the Company, Shanghai JNET or such Shareholder shall give immediate written notice thereof to the Buyer in which event the Buyer may within fourteen (14) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Buyer may have under this Agreement or applicable law.

5.10                        Exclusiveness.

None of Shanghai JNET, the Company, the Sellers or the Shareholders shall seek or solicit indications of interest, or seek or solicit offer, or discuss, negotiate or enter into any agreements with any other person or entity with respect to the sale of any of the assets or capital stock or equity interest of Shanghai JNET or the Company, or the merger or consolidation of Shanghai JNET or the Company with any other person or entity.

5.11                        Public Announcements.

Prior to and after the Closing each party agrees to use its best efforts to consult with the other before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated by this Agreement.  Shanghai JNET, the Sellers and Shareholders agree that they shall not issue any such press release or make any such public statement prior to the receipt of Buyer’s approval in writing of such press release, or public statement.  No approval by either party of any such press release or public statement shall be unreasonably withheld or delayed.

5.12                        Use of Purchase Consideration.

The Buyer shall have no responsibility or liability with respect to the Sellers’ use or distribution of the Purchase Consideration, it being acknowledged and agreed that the Sellers shall have sole responsibility and liability with respect to the same.

5.13                        Offset Right.

Notwithstanding anything herein to the contrary, the Buyer shall be entitled to offset, against any consideration otherwise payable to the Sellers, any amount which any of the Shareholders, the Sellers, the Company or Shanghai JNET may owe to the Buyer. Without limiting the generality of the foregoing, the Buyer shall be entitled to reduce the payment of the Purchase Consideration otherwise payable to the Sellers by an amount equal to the aggregate amount due and payable by any of the Sellers, the Shareholders, the Company or Shanghai JNET to the Buyer.

5.14                        Incentives to the Shareholders

In case of the audited 2008 Profit exceeds RMB 45,000,000 and as a result the valuation of Shanghai JNET exceeds RMB 245,000,000, the Buyer shall pay to the Sellers a cash incentive (the “Incentive”) in the amount calculated as follows:

Incentive = (2008 Profit — RMB 45,000,000) * 5.5 + Purchase Consideration (after Price Adjustments as set forth in Section 1.2.4) - RMB 245,000,000.

The Incentive shall be paid in two installments, with the first payment to be made together with the Second Payment described in Section 1.2.3.2 and Section 1.2.4.3 and the second payment to be made on December 31, 2009.

6.                                      TAX MATTERS.

6.1                               Tax Returns and Payments.

6.1.1                                    Immediately after the date hereof, the Shareholders and Shanghai JNET shall seek advice from the competent tax departments of the PRC and tax advisors with respect to the types of Taxes applicable to Shanghai JNET and the rate of such Taxes.

6.1.2                                    The Sellers and the Shareholders shall cause the Company and Shanghai JNET to prepare and timely file all required state, local and foreign Tax Returns of the Company and Shanghai JNET for any period which ends on or before the Closing Date and for which Tax Returns are due to be filed on or prior to the Closing Date.  At least twenty (20) days before the due date of any such Tax Return, the Company and Shanghai JNET shall deliver a copy of such Tax Return to the Buyer for its review and approval (which approval will not be unreasonably withheld or delayed).  The Company and Shanghai JNET shall make changes to the Tax Return in accordance with the reasonable request of the Buyer if the request is consistent with the applicable laws.  Final copies of all such Tax Returns shall be provided to the Buyer promptly after the filing of such Tax Returns.  The Company and Shanghai JNET shall prepare and file all Tax Returns required to be filed by them for taxable periods ending after the Closing Date.

6.1.3                                    The Company and Shanghai JNET shall pay all Taxes shown to be due on the Tax Returns filed on or prior to the Closing Date from its cash flow and other resources available to it on or prior to the Closing Date.

6.1.4                                    The Shareholders shall cause the Company and Shanghai JNET to pay all Taxes shown to be due on the Tax Returns filed after the Closing Date.  After the Closing, the Sellers, the Shareholders, the Company and Shanghai JNET shall provide all such cooperation and information as the Buyer may reasonably request for filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes of the Buyer and the Group Companies.

6.2                               Refunds.

Any refunds or credits of state, local and foreign Taxes (including any interest thereon) received by or credited to the Company or Shanghai JNET attributable to periods ending on or prior to the Closing Date or after the Closing Date shall be for the benefit of the Buyer, if the 2007 Profit does include any accrual of such refunds or credits.  Otherwise, such refunds or credits shall be adjusted to the Purchase Consideration calculated based upon 2007 Profit as set forth in Section 1.2.4.

6.3                               Tax on Purchase Consideration.

The Sellers and the Shareholders shall have sole responsibility and liability for any and all taxes and charges incurred on the Purchase Consideration received by them.

7.                                      CONDITIONS PRECEDENT TO OBLIGATIONS.

7.1                               Conditions Precedent to Buyer’s Obligations.

Except as may be waived in writing by the Buyer, the obligations of the Buyer to purchase the Company Shares and pay for the Closing Payment are subject to the satisfaction of the following conditions:

7.1.1                                    Representations and Warranties.  The representations and warranties of the Company, Shanghai JNET, and each Seller and each Shareholder contained in Section 3 of this Agreement and in each Ancillary Document shall be true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

7.1.2                                    Performance of Obligations.  Each of the Sellers, the Shareholders, Shanghai JNET and the Company shall have performed and complied in all material respects with all obligations, covenants or conditions required under this Agreement or any of the Ancillary Documents that are required or contemplated to be performed or complied with by it on or before the Closing.

7.1.3                                    No Action.  No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to which will restrain or prohibit the carrying out of the transactions contemplated by this Agreement or which would impose any material limitation on the ability of the Buyer to effectively exercise full rights of ownership of any of the Company Shares after the Closing Date or that would impose any material limitation on the ability of the Company and Shanghai JNET to operate the businesses as currently conducted after the Closing Date.

7.1.4                                    No Material Adverse Effect.  No Material Adverse Effect shall have occurred in the business, prospects, operations, properties, assets or financial or legal conditions of the Company or Shanghai JNET since the Latest Balance Sheet.

7.1.5                                    PRC Restructuring.  Before the Closing, the Company, Shanghai JNET and each Shareholder shall have completed each and all of the following restructuring and reorganization procedures with respect to the Group Companies (collectively the “PRC Restructuring”):

(i)                                     each of Shanghai He Shuo and Shanghai Chuan Wang shall have transferred and assigned all the rights and obligations of all of the Transferred Contracts to Shanghai JNET; the Shareholders and the Group Companies shall have provided the Buyer with a complete and accurate list of all the revenue and income generated from, and all payment made pursuant to, each of the Transferred Contracts and the Contracts; each of Shanghai He Shuo and Shanghai Chuan Wang shall have transferred all the revenue and income received or receivable by it to Shanghai JNET;

(ii)                                  all after-tax profits of Shanghai He Shuo and Shanghai Chuan Wang during the period from January 1, 2007 to July 31, 2007 shall have been transferred to Shanghai JNET in the manner consistent with the applicable PRC laws and regulations;

(iii)                               each of Shanghai He Shuo and Shanghai Chuan Wang shall have transferred all of the Transferred Assets (including without limitation the IP address and equipment related to the Principal Business) to Shanghai JNET, free and clear of any mortgages, pledges, liens, encumbrances, security interest or charges of any kind; each of Shanghai JNET,

Shanghai He Shuo and Shanghai Chuan Wang shall have obtained all approvals, permits, registration and filings required under the applicable PRC laws and regulations for such transfer;

(iv)                              each of the Transferred Personnel shall have terminated his/her employment relationship with Shanghai He Shuo or Shanghai Chuan Wang in accordance with the applicable PRC labor laws and regulations; each of the Transferred Personnel and the current employees of Shanghai JNET shall have entered into a new employment contract, a Confidentiality Agreement, an Intellectual Property Assignment Agreement and a Non-Compete and Non-solicitation Agreement, each in the form and substance to the satisfactory of the Buyer, with either Shanghai JNET or an affiliate of the Buyer. Before termination of the employment relationship with the Transferred Personnel, Shanghai He Shuo and Shanghai Chuan Wang shall have (1) fully paid the outstanding salaries, allowances, subsidies, bonuses or other payments or benefits to the Transferred Personnel; (2) withheld, filed and paid the individual income tax payable on wages, bonuses, allowances, subsidies, or other payments or benefits received by the Transferred Personnel; and (3) fully settled the severance payments with the Transferred Personnel as required by applicable PRC laws and regulations, if applicable;

(v)                                 Shanghai JNET shall have delivered to the Buyer the execution copy of each of the Existing Control Documents;

(vi)                              Chen Peidi shall have transferred all of the Domestic Interests in Shanghai JNET to the persons designated by the Buyer, and Shanghai JNET shall have completed all procedures, and obtained all approvals, permits, registration and filings, as required under the applicable PRC laws and regulation, for (1) the transfer of the Domestic Interests, and (2) transforming Shanghai JNET from an one-shareholder company to a two-shareholder company. The ICP license of Shanghai JNET shall have been amended with the relevant telecommunication department to reflect the equity transfer.

(vii)                           the present executive director of Shanghai JNET shall have resigned, effective not later than the Closing Date.  The Buyer shall have received satisfactory evidence, indicating (1) the resignation of the present executive director of Shanghai JNET and (2) appointment of new directors appointed by the Buyer to Shanghai JNET, effective not later than the Closing Date.

(viii)                        the Company and Chen Peidi shall have transferred all of their rights and obligations under the Existing Control Documents to the wholly-owned subsidiary of the Buyer and persons designated by the Buyer, respectively, and all necessary amendments have been made to the Existing Control Documents, in the form and substance satisfactory to the Buyer (the “New Control Documents”).

(ix)                                the Shareholders and Shanghai JNET shall have provided the Buyer with certificates or documents issued by the competent tax departments of the PRC, indicating the amount of Tax paid by Shanghai JNET.

(x)                                   the Group Companies shall have entered into all the documents as required under the PRC laws and regulations and by the legal counsel of the Buyer to give effect to the PRC Restructuring (collectively the “Restructuring Documents”).  Each of the

Group Companies shall have delivered to the Buyer original copies of the shareholders’ resolutions and board resolutions approving the PRC Restructuring and execution of the relevant Restructuring Documents to which it is a party.

7.1.6                                    Unilateral Undertaking.  Each of the Shareholders (except Zhang Shijie) shall have delivered to the Buyer and Shanghai JNET a unilateral undertaking letter in respect of his or her obligations set forth in Section 5.2 (iii) and (iv).

7.1.7                                    Approvals and Filings.  Each of the Sellers, the Shareholders, Shanghai JNET and the Company shall have completed all filings and registrations with, and obtained all consents and approvals from, the competent governmental authorities and any third parties as required by the applicable laws of its respective jurisdiction or any contract or agreement to which it is bound that are necessary for the execution and performance of this Agreement, Ancillary Documents and Restructuring Documents, and for the consummation of the transactions contemplated hereby and thereby, including but not limited to all approvals, registration and filings required by the SAFE and the Ministry of Commerce of the PRC, where applicable.

7.1.8                                    Due Diligence.  The Buyer shall have completed the legal and financial due diligence investigation against Shanghai JNET, Shanghai He Shuo, Shanghai Chuan Wang, and the Company to its satisfaction.

7.1.9                                    Sellers Releases.  Each Seller and each Shareholder shall have delivered to the Buyer the Sellers Releases.

7.1.10                              Counsel Opinion.  The Buyer shall have received opinions from each of the BVI counsel and PRC counsel to the Company, which shall be dated as of the Closing Date and in form and substance satisfactory to the Buyer.

7.1.11                              Register of Members.  The Buyer shall have received the original register of members of the Company updated to show the Buyer being the sole and legal holder of the Company Shares as of the Closing.

7.1.12                              Register of Directors.  The present director(s) and officer(s) of the Company shall have resigned, effective not later than the Closing Date.  The Buyer shall have received the original register of directors of the Company, updated to show (1) the termination of service of the present director(s) of the Company and (2) entry of the director(s) appointed by the Buyer.

7.1.13                              Delivery of Corporate Documents.  The Sellers and the Company shall have delivered to the Buyer all original corporate documents of the Company and Shanghai JNET, as described in Sections 2.2.4 and 2.2.5.

7.1.14                              Proceedings and Corporate Action.  All corporate actions and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been obtained and satisfactory in substance and form to the Buyer.  The Buyer shall have received all original or certified copies of such documents, including without limitation the board resolutions and shareholders’ resolutions of each Seller, the Company and Shanghai JNET, authorizing the execution and delivery of this Agreement and the transactions contemplated hereunder.

7.1.15                              Compliance Certificates.  The Buyer shall have received compliance certificates, dated as of the Closing Date, signed by each Shareholder and a duly authorized representative of the Company, Shanghai JNET and each Seller, certifying that (1) all the representations and warranties made by them this Agreement are true, correct and complete when made, and are true, correct and complete as of the date of the Closing, and (2) there has been no Material Adverse Effect in the business, prospects, operations, properties, assets or financial or legal condition of the Company and Shanghai JNET since Latest Balance Sheet;

7.1.16                              Certificate of Good Standing.  The Buyer shall have received the original certificate of good standing issued by the Registrar of Companies of the British Virgin Islands dated no earlier than fifteen (15) business days prior to the Closing certifying that Company has been duly incorporated, has paid all required fees and taxes, and is validly existing and in good standing under the laws of the British Virgin Islands;

7.1.17                              Employment Agreement and Non-Competition Agreement.  Each of the Shareholders shall have entered into an Employment Agreement with a term of no less than three (3) years, a Confidentiality Agreement, an Intellectual Property Assignment Agreement and a Non-Compete and Non-solicitation Agreement, each in the form and substance to the satisfactory of the Buyer, with either Shanghai JNET or an affiliate of the Buyer.

7.1.18                              Employees Insurance and Welfare.  Shanghai JNET shall have paid all the insurance, welfare, pension that are required by laws in the PRC in respect of its employees and the Transferred Personnel.

7.1.19                              Other Delivery. The Company, Shanghai JNET, the Sellers and the Shareholders shall have delivered all other documents listed under Section 2.2.

7.2                               Conditions Precedent to the Sellers’ Obligations.

Except as may be waived in writing by the Sellers, the obligations of the Sellers to sell the Company Shares to the Buyer are subject to the satisfaction of the following conditions:

7.2.1                                    Representations and Warranties.  The representations and warranties of the Buyer contained herein and in each of the agreements, documents and instruments executed pursuant hereto or thereto shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

7.2.2                                    Performance.  The Buyer shall have performed and complied in all material respects with all covenants or conditions required by this Agreement or any of the agreements, documents or instruments executed pursuant hereto or thereto to be performed and complied with by the Buyer at or prior to the Closing.

7.2.3                                    No Action.  No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

7.2.4                                    Board Approval.  The Agreement and the transactions contemplated thereby shall have been adopted and approved by the meeting of the board of directors of the Buyer.

8.                                      INDEMNIFICATION.

8.1                               Indemnification by the Sellers and Shareholders.

The Sellers, the Shareholders, and the Company shall jointly and severally indemnify the Buyer against any and all damages and losses sustained by the Buyer or any of its affiliates that result, directly or indirectly, from (i) any event or act occurred before the Closing that would result in a Material Adverse Effect of any of the Group Companies, or (ii) any third party action or governmental action against the Company, Shanghai JNET, or the Shareholders which results or arises from (1) any defect in the equity interest of the Company or Shanghai JNET, the JNET Intellectual Property, the JNET Products or any license or permit of Shanghai JNET, (2) or any default under any of the Contracts or the Transferred Contracts, or (3) any business or actions of any of the Group Companies that occurred prior to Closing.

In particular, subject to the further provisions of this Section 8, the Sellers and Shareholders will, jointly and severally, indemnify, defend and hold harmless the Buyer and their successors and assigns, from, against and in respect of any and all Losses (as hereinafter defined) which arise or result from or relate to:

8.1.1                                    any facts or circumstances in existence or occurring on or prior to the Closing that constitute a breach of a representation or warranty made by any of the Sellers, Shanghai JNET, the Company and the Shareholders contained in this Agreement, including without limitation any false or misleading representation or warranty on the Domestic Interests, Company Shares, the Contracts, Transferred Contracts or the assets of Shanghai JNET, and as a result the value of the Company Shares is significantly lower than the Purchase Consideration;

8.1.2                                    any material breach of or failure by any Seller, Shareholder, Shanghai JNET, or the Company to perform any of the covenants, agreements or other obligations under this Agreement;

8.1.3                                    as of the date of this Agreement or as of the Closing Date, any assets, JNET Intellectual Property and JNET Products (or component thereof or process for making such product) created, developed, marketed, supplied, distributed, or licensed by Shanghai JNET or the Company infringes on or otherwise violates the Intellectual Property Rights of any other person or entity; or

8.1.4                                    any fact, occurrence, event or transaction arising out of or relating to Shanghai JNET’s or the Company’s operations on or prior to the date of this Agreement, or any Seller’s and/or any Shareholder’s ownership of the Company Shares or Domestic Interests on or prior to the Closing Date, other than the obligation of Shanghai JNET and the Company to pay the liabilities, obligations and expenses reflected in Latest Balance Sheet or incurred in the ordinary course of business thereafter and prior to the Closing Date.

8.2                               Indemnification Procedure.

8.2.1                                    Upon obtaining knowledge of any facts or circumstances that would give rise to a claim for indemnification by one party against the other party to this Agreement, including any claim or proceeding by a third party that may form the basis for an indemnification obligation under this Agreement, the party entitled to indemnification hereunder (the “Indemnified Party”) shall notify the other party (the “Indemnifying Party”) in writing of such claim (such written notice being hereinafter referred to as a “Notice of Claim”).  A Notice of Claim shall specify in reasonable detail the nature and any particulars of any such claim giving rise to a right of indemnification.  The parties shall use their commercially reasonable efforts for a period of thirty (30) days to resolve any disputes with respect to the obligation to indemnify pursuant to this Agreement, after which time period the provisions regarding arbitration set forth in Section 9.10 below shall govern the resolution of such dispute.  Nothing contained herein shall limit any other remedies the parties may have available to them under any other agreements between or among them with respect to the subject matter of any provision of this Agreement or of any of the agreements, as actually executed and delivered at Closing, set forth as an Exhibit hereto.

8.2.2                                    With regard to claims or proceedings by third parties that form the basis for a Notice of Claim hereunder, the Indemnifying Party shall have the right (and the obligation), exercisable by written notice to the Indemnified Party within fifteen (15) days following receipt of the Notice of Claim, to assume, at its own expense, defense in and control the legal proceeding and/or settlement of such third party claim.  If the Indemnifying Party has assumed the defense of such third party claim, the Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims it or any Indemnifying Party may have.  So long as the Indemnifying Party is defending in good faith any such claim, the Indemnified Party shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnifying Party in connection with the defense of such claim.  If the Indemnifying Party fails to timely defend, contest or otherwise protect against any such claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest, assert cross claims or counterclaims, or otherwise protect against any such claim and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements, and all amounts paid as a result of such claim or any compromise or settlement thereof.  If the Sellers and/or the Shareholders lose the claim, they shall pay all compensation in accordance with the court ruling or arbitration award and indemnify the Buyer and/or its affiliate(s) in accordance with this

Agreement.  If the Sellers and/or the Shareholders win such claim, all costs borne by the Sellers and/or the Shareholders shall be reimbursed by the Company.

8.3                               Definition of Loss.

For purposes of this Section 8, “Loss” or “Losses” shall mean the damages, losses or liabilities sustained by an Indemnified Party with respect to a claim, or which it is required to pay or incur to a third party claimant by reason of a settlement or judgment in respect of a claim, and includes reasonable attorneys’ fees, auditing fees, witness fees and other costs incurred by the Indemnified Party in the ordinary course of reasonably investigating, defending or resolving the claim.  The amount of the Loss shall be calculated as the damages, losses, liabilities and expenses suffered or paid by the Indemnified Party and shall be reduced by the amount of any insurance proceeds received by the Indemnified Party with respect to the claim and any tax savings or benefits realized by the Indemnified Party and attributable to the claim.  Unless the same is part of a damage award or judgment in favor of a third party for which the Indemnified Party is seeking recovery, no Indemnified Party shall be entitled to recover, and the terms Loss or Losses shall not include, any consequential damages, exemplary or punitive damages, or any damages to the extent they result from the use of a multiplier or a capitalization rate.  Indemnification claims of the Indemnified Party shall be reduced by and to the extent that an indemnified party shall have received proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim.

8.4                               Survival of Representations and Warranties and Indemnity Obligations.

The representations and warranties of the Sellers, the Shareholders, the Company, and Shanghai JNET contained in this Agreement shall survive until December 31, 2009.

8.5                               Other Damages.

The Sellers and the Shareholders agree that the Buyer will be damaged and the damages of the Buyer will be difficult to determine upon any of the following events:

(i)                         any of the Company, Shanghai JNET, the Shareholders and/or the Sellers enters into any agreement or plan for the acquisition, merger, consolidation, reorganization, exchange, recapitalization of any Group Company or other similar agreement or plan, including a letter of intent or agreement in principle, other than with the Buyer prior to Closing;

(ii)                      any of the Group Company adopts a plan for liquidation, dissolution or distribution to its shareholder(s) of more than five percent (5%) of its assets, except for those contemplated in this Agreement or the PRC Restructuring;

(iii)                   any of the Company, the Shareholders and Shanghai JNET enters into one or more agreements or plans which individually or in the aggregate would result in the sale of a Group Company’s assets or equity interest before the Closing, except the sale and transfer contemplated in this Agreement and the PRC Restructuring;

(iv)                  the Shareholders fail to perform the obligations set forth under Section 5.2(ii), (iii) and (iv) on a continuing basis; or

(v)                     the Shareholders, the Company and Shanghai JNET fail to comply with any of the provisions set forth under Section 5.8.

Each of (i), (ii), (iii), (iv) and (v) are hereinafter referred to as a Triggering Event prior to the occurrence of the termination of this Agreement by mutual consent of the parties hereto.

As a result of the difficulty of determining damages if a “Triggering Event” shall occur and in lieu of any payment by the Sellers, the Shareholders, the Company or Shanghai JNET of the Buyer’s expenses and as compensation for loss of the Buyer’s rights hereunder, the Sellers, the Shareholders, the Company and Shanghai JNET shall jointly and severally be obligated to pay to the Buyer, the sum up to amount equivalent to the received Purchase Consideration (the “Damages”), plus interest on the Damages at the prime rate of 7 % on any unpaid amount of Damages from the date of the Triggering Event until the date actually paid, provided this Section shall not limit other remedies that may be available to the Buyer under this Agreement or the applicable laws.

9.                                      MISCELLANEOUS.

9.1                               Expenses.

All costs and expenses incurred in connection with this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will be borne by the party incurring such expenses.  Any attorneys’, accountants’, financial advisory, broker’s or finder’s fees shall be paid by the party contracting for the same.

9.2                               Notices.

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission or email to the address of such party set forth below, unless the party has informed the other parties in writing of change of address. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(i)                                     notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices; and

(ii)                                  notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

If to the Sellers or the
Shareholders, to:	Room527, 1033 Kang Ding Road, Jing An District
Shanghai
Fax: 021-5228 9716
Email:myk@shjw.net.cn

If to the Company or
Shanghai JNET, to:	Room527, 1033 Kang Ding Road, Jing An District
Shanghai
Fax: 021-5228 9716
Email:myk@shjw.net.cn

If to the Buyer, to:	6/F, Block A, Galaxy Plaza, No.10 Jiuxianqiao Road Middle, Chaoyang District, Beijing
Fax: 6437 5315
Email:song.wang@chinacache.com

With a copy to:	Han Kun Law Offices
9/F, Office Tower C1,
Oriental Plaza,
1 East Chang An Avenue,
Dongcheng District, Beijing, PRC
Attention: Yijun Chao, Esquire
Fax: 86-10-8525 5511

9.3                               Amendment; Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer, the Sellers, the Shareholders and Shanghai JNET, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided will be cumulative and, except as otherwise expressly provided herein, not exclusive of any rights or remedies provided by law.

9.4                               Successors.

This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the parties hereto and their respective successors, heirs and assigns.

9.5                               Entire Agreement.

This Agreement and the Exhibits and Schedules hereto constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersedes all prior representations, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings, and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof.

9.6                               Governing Law.

This Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of New York without regard to its conflict of laws.

9.7                               Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8                               Headings.

The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

9.9                               Termination of Agreement.

The parties may not terminate this Agreement prior to the Closing except as provided below:

9.9.1                                    The parties may terminate this Agreement by mutual written consent;

9.9.2                                    The Buyer may terminate this Agreement by giving written notice to the Sellers and the Shareholders in the event any of the Sellers, the Company, Shanghai JNET and the Shareholders are in breach of any their representations, warranties, obligations or covenants herein and such breach (A) individually or in combination with any other such breach, would cause the Buyer being unable to obtain the major benefits under, or to realize the main objectives of, this Agreement, or (B) is not cured within thirty (30) days following delivery by the Buyer to defaulting party the written notice of such breach;

The Sellers and the Shareholders may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representations and warranties set forth in Section 4.

9.9.3                                    Where the Buyer fails to pay the relevant Purchase Consideration on the due date without valid reason (such as delay in auditing by the auditor or the reasonable time for calculating the Price Adjustment, etc.), the Buyer shall be subject to a penalty equivalent to 0.02% of the outstanding Purchase Consideration for each day of delay.  Where the failure to pay the Purchase Consideration when due (without valid reason) continues for a period of thirty (30) days, the Buyer shall be subject to a penalty equivalent to 0.03% of the outstanding Purchase Consideration for each day of delay commencing from the expiration of the thirty day period.  Where the failure to pay the Purchase Consideration when due (without valid reason) continues for another thirty (30) days, the Sellers, Mei Yongkai and Mei Xiurong shall have the right to terminate this Agreement.

9.9.4                                    Either party may terminate this Agreement, by written notice to the other parties, if the Closing has not occurred within six (6) months from the date of this Agreement (unless otherwise mutually agreed by the Sellers and the Buyer), provided that: (i) the terminating party shall not be in material default of any of its obligations hereunder, and (ii) the right to terminate this Agreement shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing within the six (6) month period;

9.9.5                                    In case of a Material Adverse Effect, the Buyer may terminate this Agreement by giving written notice to the Sellers and Shareholders in accordance with the conditions and terms set forth in Section 1.2.4.5.

If any party terminates this Agreement pursuant to this Section, all obligations of the parties hereunder (except for those set forth in Section 5.5, Section 9.1, Section 9.2, Section 9.6, Section 9.10 and Section 9.11) shall terminate without any liability of any party to any other party, except that each party shall remain responsible for and liable for breaches of this Agreement, including a wrongful failure to consummate the transactions contemplated hereby.

9.10                        Confidentiality

The parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section.

9.11                        Arbitration.

9.11.1                              Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration.  The arbitration shall be conducted under the auspice of the Hong Kong International Arbitration Center (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties.  The arbitration shall be conducted in the English language.

9.11.2                              The arbitration shall be conducted by three arbitrators.  The party (or the parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”).  The other party (or the other parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing.  If within 30 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by the HKIAC.  The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint, within 30 days after the HKIAC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint.  When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment.  If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the HKIAC shall appoint the third arbitrator and shall promptly notify the parties of the appointment.  The third arbitrator shall act as Chair of the tribunal.

9.11.3                              The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement.  The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a party in an action brought against it by an independent third party.  The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates.  Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the party resisting such enforcement.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

9.11.4                              In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within 90 days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties relating to this Agreement and the Ancillary Agreements.  The arbitration tribunal shall not consolidate such arbitrations unless it determines that (x) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (y) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under the Ancillary Agreements, the ruling of the tribunal constituted under this Agreement will govern, and that tribunal will decide all disputes in the consolidated proceeding.

9.11.5                              The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the HKIAC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing party’s securities are listed or applicable Law.

9.11.6                              The costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitration award.

9.11.7                              All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for Taxes.

9.11.8                              Notwithstanding this Section 9.11 or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where such party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other party, provided there is no unreasonable delay in the prosecution of that application.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

“BUYER”

CHINACACHE INTERNATIONAL HOLDINGS LTD.

By:	/s/ Song Wang
Print Name: Song Wang
Title: Director

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

“SELLERS”

SUNDREAM HOLDINGS LIMITED

By:	/s/ MEI Yong Kai
Print Name: MEI Yongkai
Title: Director

SMART ASIA HOLDINGS LIMITED

By:	/s/ MEI Xiurong
Print Name: MEI Xiurong
Title: Director

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

“SHAREHOLDERS”

CHEN PEIDI

By:	/s/ CHEN PENDI

MEI YONGKAI

By:	/s/ MEI YONGKAI

LU JUN

By:	/s/ LU JUN

HAN DANHUA

By:	/s/ HAN DANHUA

ZHANG SHIJIE

By:	/s/ ZHANG SHIJIE

MEI XIURONG

By:	/s/ MEI XIURONG

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

“COMPANY”

JNET HOLDINGS LIMITED

By:	/s/ MEI Yongkai
Print Name: MEI Yongkai
Title: Director

“SHANGHAI JNET”

SHANGHAI JNET TELCOM CO., LTD.

By:	/s/ CHEN Peidi
Print Name: CHEN Peidi
Title: Legal Representative

SCHEDULE 1

SELLERS

Number of Company Shares

Sundream Holdings Limited (“Sundream”)	9,000

Smart Asia Holdings Limited (“Smart Asia”)	1,000

SCHEDULE 2

PURCHASE CONSIDERATION

Closing Payment

Sellers	Share Consideration	Cash Consideration

Sundream	2,232,000	5,208,000

Smart Asia	248,000	578,667

Second Payment

Sellers	Share Consideration	Cash Consideration

Sundream	1,116,000	2,604,000

Smart Asia	124,000	289,333

Third Payment

Sellers	Share Consideration	Cash Consideration

Sundream	1,116,000	2,604,000

Smart Asia	124,000	289,333

Fourth Payment

Sellers	Share Consideration	Cash Consideration

Sundream	1,116,000	2,604,000

Smart Asia	124,000	289,334

Note:

(1)                                  The Share Consideration and Cash Consideration indicated above shall be subject to adjustment set forth in Section 1.2.4.

EXHIBIT A

DISCLOSURE SCHEDULE

EXHIBIT B

EXISTING CONTROL DOCUMENTS

EXHIBIT C

DEED OF ADHERENCE

EXHIBIT D

TRANSFERRED PERSONNEL

330622197501030013
310107197806043224
31010319741025242x
31010819810101204x
652301197406116415
360403197801220914
310104195104132056
42058219821229751x

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